UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

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Internap Corporation

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Internap Corporation
12120 Sunset Hills Road, Suite 330
Reston, VA 20190

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders,

We invite you to attend Internap Corporation’s 2018 Annual Meeting of Shareholders at the Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, VA 20191, on Thursday, June 7, 2018, at 9:00 a.m. local time. At the meeting, shareholders will be asked: to vote upon the following proposals:

1.	To elect David B. Potts and Lance L. Weaver as directors of the Company, each to hold office until the 2021 Annual Meeting of Shareholders and until his successor is duly elected and qualified;
2.	To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2018;
3.	To approve, on a non-binding, advisory basis, the compensation of our named executive officers;
4.	To approve amendments to the Internap Corporation 2017 Stock Incentive Plan to increase the number of shares of common stock available for issuance by 1,000,000 shares and to approve certain other changes; and
5.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

You can vote at the annual meeting and any adjournment if you were a shareholder of record on April 9, 2018. Distribution of this proxy statement and enclosed proxy card or the Notice of Internet Availability of Proxy Materials to shareholders will begin on or about April 19, 2018.

By order of the Board of Directors,

/s/ Peter D. Aquino
Peter D. Aquino
President and Chief Executive Officer

Reston, Virginia
April 12, 2018

Your Vote is Important to Us. Even if You Plan to Attend the Annual Meeting in Person,
PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY OR
VOTE BY TELEPHONE OR THE INTERNET.

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Shareholders to be Held on June 7, 2018.

Our proxy statement for the 2018 Annual Meeting of Shareholders and the Annual
Report to Shareholders for the fiscal year ended December 31, 2017 are available at
www.proxyvote.com.

Internap Corporation 2018 Proxy Statement Summary

This summary does not contain all of the information you should consider. You should read the complete proxy statement before voting.

Date and Time: June 7, 2018 at 9:00 a.m. local time.

Place: Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, VA 20191.

Record Date: April 9, 2018.

Proposal 1: Election of Two Director Nominees for Three-Year Terms Expiring in 2021
The Board recommends a vote “FOR” all of the director nominees

Director Nominees

1.	David B. Potts: Executive Vice President and Chief Financial Officer of ARRIS International, Inc.
2.	Lance L. Weaver: Former President, Money Cards for Virgin Money Holdings in the U.K.

Proposal 2: Ratification of the Audit & Finance Committee’s Appointment of BDO USA, LLP as the
Independent Registered Public Accounting Firm for our Fiscal Year Ending December 31, 2018
The Board recommends a vote “FOR” Proposal 2

Summary of Proposal

•	BDO USA, LLP reappointed by our Audit & Finance Committee on February 13, 2018.
•	Information about the audit fees paid in fiscal years 2017 and 2016 are on page 42.

Proposal 3: Advisory Resolution Approving Compensation of our Named Executive Officers
The Board recommends a vote “FOR” Proposal 3

Summary of Proposal

•	We follow a “pay for performance” philosophy and maintain best practices in pay and corporate governance, summarized on pages 21 – 24 of this proxy statement.
•	Bonuses were generally earned under our 2017 Short-Term Incentive Plan and Long-Term Incentive Plan due to meeting applicable financial performance targets for 2017.
•	Restricted stock granted to executive officers in 2017, with one-half performance-based restricted stock and one-half time-based restricted stock.
•	Summary Compensation Table is on page 36.

Proposal 4: Approval of Amendments to the Internap Corporation 2017 Stock Incentive Plan
The Board recommends a vote “FOR” Proposal 4

Summary of Proposal

•	Increase the number of shares authorized under the 2017 Stock Incentive Plan by 1,000,000.
•	Provide the ability to vest, at the sole discretion of the Board, stock awards of a retiring director prior to the minimum vesting period because a more significant portion of director compensation is now paid in shares of restricted stock.
•	Provide that stock awards in employment agreements may vest prior to the minimum vesting period due to contractual acceleration without affecting the 5% exception.
•	Summary of proposal 4 is on pages 44 – 50 and the Amendment is contained in Annex A to this proxy statement.

i

Internap Corporation
12120 Sunset Hills Road, Suite 330
Reston, VA 20190

2018 ANNUAL MEETING OF SHAREHOLDERS

June 7, 2018

PROXY STATEMENT

These proxy materials are being furnished to you in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the annual meeting. Unless the context indicates otherwise, references to “the Company” means Internap Corporation and its subsidiaries and “INAP,” “we”, “our” or “us” refer to the Company, including the Company’s management, Board or committees of the Board, as the case may be.

Information About the Proxy Materials and Our 2018 Annual Meeting of Shareholders

Q:	Why am I receiving these materials?
A:	Our Board is providing these proxy materials to you on the Internet or has delivered printed versions of these materials to you by mail in connection with its solicitation of proxies for use at the 2018 Annual Meeting of Shareholders, which will take place on June 7, 2018 at the Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, VA 20191, at 9:00 a.m. local time. You are invited to attend the annual meeting and are requested to vote upon the proposals described in this proxy statement.
Q:	What information is contained in these materials?
A:	The information included in this proxy statement relates to the proposals to be voted upon at the annual meeting, the voting process, the compensation of our directors and named executive officers and certain other important information. Our Annual Report to Shareholders for the year ended December 31, 2017, which includes our audited consolidated financial statements for the years ended December 31, 2017, 2016 and 2015, is included in these proxy materials. If you received printed versions of these materials by mail, these materials also include the proxy card for the annual meeting.
Q:	Why did I receive a Notice of Internet Availability in the mail instead of printed proxy materials as in previous years?
A:	For 2018, we are using the Notice and Access process of providing proxy materials. In accordance with Securities and Exchange Commission (“SEC”) rules, instead of mailing a printed copy of our proxy materials and the proxy card to all of our shareholders, we have elected to furnish such materials to certain of our shareholders by providing access to these documents over the Internet. On or about April 19, 2018, we sent a Notice of Internet Availability to such shareholders.

These shareholders have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials by calling the toll-free number found on the Notice of Internet Availability. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the cost to print and distribute the proxy materials.

Q:	How can I get electronic access to the proxy materials?
A:	The Notice of Internet Availability provides you with instructions regarding how to view the proxy materials, vote your shares, request printed versions of the proxy materials and select the method of receiving proxy materials. Copies of the proxy materials are also available for viewing at www.proxyvote.com.
Q:	What proposals will be voted upon at the annual meeting?
A:	There are four proposals scheduled to be voted upon at the annual meeting:
•	election of David B. Potts and Lance L. Weaver as directors of the Company, each to hold office until the 2021 Annual Meeting of Shareholders and until his successor is duly elected and qualified;

•	ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2018;
•	approve, on a non-binding, advisory basis, the compensation of our named executive officers; and
•	approve amendments to the Internap Corporation 2017 Stock Incentive Plan, including increasing the number of shares of common stock available for issuance by 1,000,000, and making certain other changes.

In addition, we will consider and vote upon such other business as may properly come before the annual meeting. We are not currently aware of any other matters to be considered and voted upon at the meeting.

Q:	How does Internap Corporation’s Board of Directors recommend that I vote?
A:	Your Board of Directors recommends that you vote your shares “FOR” each of the named director nominees; “FOR” ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2018; “FOR” the advisory resolution approving compensation of our named executive officers; and “FOR” the amendments to the Internap Corporation 2017 Stock Incentive Plan.
Q:	Who may vote?
A:	You may vote at the annual meeting or by proxy if you were a shareholder of record at the close of business on April 9, 2018. Each shareholder is entitled to one vote per share on each matter presented. As of April 9, 2018, there were approximately 21,179,529 shares of our common stock outstanding.
Q:	How do I vote before the annual meeting?
A:	We offer the convenience of voting by mail-in proxy, telephone or the Internet. See the enclosed proxy, or Notice of Internet Availability for voting instructions. If you properly sign and return the proxy in the form we have provided, or properly vote by telephone or the Internet, your shares will be voted at the annual meeting and at any adjournment of that meeting.
Q:	What if I return my proxy but do not provide voting instructions?
A:	If you specify a choice, your proxy will be voted as specified. If you return a signed proxy but do not specify a choice, your shares will be voted “FOR” each of the named director nominees; “FOR” ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2018; “FOR” the advisory resolution approving compensation of our named executive officers; and “FOR” the amendments to the Internap Corporation 2017 Stock Incentive Plan.

In all cases, your proxy will be voted in the discretion of the individuals named as proxies on the proxy card with respect to any other matters that may come before the annual meeting.

Q:	Can I change my mind after I vote?
A:	You may revoke your proxy and change your vote at any time before the polls close at the annual meeting by voting again via the Internet or by telephone, by completing, signing, dating, and returning a new proxy card form with a later date, or by attending the annual meeting and voting in person. Only your latest dated proxy we receive at or prior to the annual meeting will be counted. However, your attendance at the annual meeting will not automatically revoke your proxy unless you vote again at the annual meeting before the polls close and specifically request that your prior proxy be revoked by delivering to our Corporate Secretary a written notice of revocation prior to the annual meeting.
Q:	How can I vote my shares in person at the annual meeting?
A:	Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. If you choose to vote in person, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting in person, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the annual meeting. Shares held in “street name” through a brokerage account or by a bank or other nominee may be voted in person by you if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	What is the quorum requirement for the annual meeting?
A:	The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum. If a registered shareholder indicates on his or her proxy card that the shareholder wishes to abstain from voting, or a beneficial owner instructs its bank, broker or other nominee that the shareholder wishes to abstain from voting, these shares are considered present and entitled to vote at the annual meeting. These shares will count toward determining whether or not a quorum is present.
Q:	What is the voting requirement to approve each of the proposals?
A:	The voting requirements to approve the proposals are as follows:
•	Election of Directors: Directors must be elected by a plurality of votes cast. This means that the individuals with the largest number of votes “For” are elected as directors up to the maximum number of directors to be chosen at the annual meeting.
•	Ratification of the appointment of BDO USA, LLP: Requires an affirmative vote of the majority of shares voting on the proposal.
•	Advisory resolution approving compensation of our named executive officers: Requires an affirmative vote of the majority of shares voting on the proposal.
•	Amendments to the Internap Corporation 2017 Stock Incentive Plan: Requires an affirmative vote of the majority of shares voting on the proposal.
Q:	What are broker non-votes and what effect do they have on the proposals?
A:	Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (a) the broker has not received voting instructions from the beneficial owner and (b) the broker lacks discretionary voting power to vote those shares.

If you do not vote your proxy and your shares are held in street name, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. On non-routine matters, if the brokerage firm has not received voting instructions from you, the brokerage firm cannot vote your shares on that proposal, which is considered a “broker non-vote.” Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the annual meeting. We believe that the proposal for the ratification of the appointment of our independent registered public accounting firm will be considered routine. We believe that all of the other proposals in this proxy statement will be considered non-routine. Accordingly, brokers that do not receive instructions will likely be entitled to vote on the ratification of the appointment of our independent registered public accounting firm at the annual meeting, but may not vote on the election of directors or on any other proposal in this proxy statement. Therefore, we encourage you to vote before the annual meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.

Q:	What does it mean if I receive more than one proxy or voting instruction card?
A:	It means that your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.
Q:	Where can I find the voting results of the annual meeting?
A:	We will announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K within four business days after the date of the meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Board currently consists of nine members. Our Board is divided into three classes, with each class to be as nearly equal in number as possible. Each class serves a term of office of three years, with the term of one class expiring at the annual meeting in each successive year. In 2017, our Board increased the size of the Board to nine, as part of an orderly succession planning process.

The Board prides itself on its ability to recruit and retain directors who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment and effectively serve our shareholders’ long-term interests. We seek to achieve an appropriate level of diversity in the membership of our Board and to assemble a broad range of skills, expertise, knowledge and contacts to benefit our business. The Nominations and Governance Committee, which is comprised of all independent members of the Board, and the full Board annually assess the current make-up of the Board, considering diversity across many dimensions, including gender, race, age, industry experience, functional areas (e.g., technology and finance), geographic scope, public and private company experience, academic background and director experience in the context of an assessment of the current and expected needs of the Board. The Nominations and Governance Committee reviews director candidates based on the Board’s needs as identified through this assessment and other factors, including their relative skills and characteristics, their exemplification of the highest standards of personal and professional integrity, their independence under listing standards of The Nasdaq Global Market (“Nasdaq”), their potential contribution to the composition and culture of the Board and their ability and willingness to actively participate in the Board and committee meetings and to otherwise devote sufficient time to their Board duties. In particular, the Nominations and Governance Committee and the Board believe that sound governance of our company in an increasingly complex marketplace requires a wide range of viewpoints, backgrounds, skills and experiences. Although the Board does not have a formal policy regarding Board diversity, the Board believes that having such diversity among its members enhances the Board’s ability to make fully informed, comprehensive decisions.

Among other things, the Board believes it is important to have individuals on the Board with one or a combination of the following skills and experiences:

•	Information Technology Infrastructure Services Experience. We provide information technology infrastructure services. Given the nature of our business, we believe it is important for members of the Board collectively to have experience in the industry in which we operate to provide insights into areas that are critical to our success.
•	Leadership Experience. The Board believes that directors with significant leadership experience, including chief executive officer, chief financial officer, chief operating officer and chief technology officer experience, provide it with special insights, including organization development and leadership practices, and individuals with this experience help the company identify and develop its own leadership talent. They demonstrate a practical understanding of organizations, process, strategy, risk management and the methods to drive change and growth. These individuals also provide the Company with a valuable network of contacts and relationships.
•	Finance Experience. The Company uses financial metrics in managing its overall operations and the operations of its business units. The Company and its shareholders value accurate and insightful financial tracking and reporting. The Board seeks directors that understand finance and financial reporting processes, including directors who qualify as audit committee financial experts. Experience as members of audit committees of other boards of directors also gives directors insight into best audit committee practices.
•	Public and Private Company Experience. The Company has been listed on Nasdaq for over 20 years. Although the Company’s business units operate as part of a public company, management expects them to drive growth in their business units using the entrepreneurial spirit of private company leadership. The Board believes it is important to have directors who are familiar with the regulatory requirements and environment for publicly traded companies, and to have directors who have experience applying an entrepreneurial focus to building a company or a business unit.

We believe that our Board collectively possesses these types of experience.

As recommended by the Nominations and Governance Committee, our Board has nominated David B. Potts and Lance L. Weaver as Class I directors for terms expiring at the 2021 Annual Meeting of Shareholders. Each proposed nominee is willing to serve as a director if elected. However, if a nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, our incumbent Board may or may not select a substitute nominee. If a substitute nominee is selected, your shares will be voted for the substitute nominee (unless you give other instructions). If a substitute nominee is not selected, your shares will be voted for the remaining nominee. Proxies will not be voted for more than two nominees.

On February 20, 2018, Daniel C. Stanzione, the non-executive Chairman of the Board of the Company, informed the Board that he would be retiring from the Board following the 2018 Annual Meeting of Shareholders of the Company. Dr. Stanzione has served as a director since 2004 and the non-executive Chairman since 2009. Dr. Stanzione reached our mandatory retirement age last year, but agreed to accept nomination for re-election to the Board and continue as Chairman in order to facilitate the transition of a new Chief Executive Officer. Since the transition is complete, Dr. Stanzione elected to retire from the Board.

In addition, on February 20, 2018, Charles B. Coe and Patricia L. Higgins, directors of the Company, informed the Board that they do not intend to stand for re-election at the 2018 Annual Meeting of Shareholders. Mr. Coe has served as a director since 2003 and served as Chair of the Compensation Committee. Ms. Higgins has served as a director since 2004 and served as Chair of the Nominations and Governance Committee. Mr. Coe and Ms. Higgins played important roles in onboarding the new management team and transitioning their leadership roles in their respective Board committees. Mr. Coe’s decision and Ms. Higgins’ decision were not as a result of any disagreement with the Company. The Board determined to reduce the size of the Board of Directors after the annual meeting to six members.

Biographical information for each nominee and each current director is presented below.

Nominees for Terms Expiring in 2021 (Class I)

David B. Potts, 60, has served as a director since 2017. He serves as Executive Vice President and Chief Financial Officer of ARRIS International, Inc. (Nasdaq: ARRS) since 2004 and previously was responsible for the ARRIS’ finance and IT functions from the acquisition of ARRIS Interactive L.L.C. in 2001 until 2016. Prior to joining ARRIS, Mr. Potts was the Chief Financial Officer of ARRIS Interactive L.L.C. from 1995 to 2001. From 1984 through 1995, Mr. Potts held various executive management positions with Nortel Networks, including Vice President and Chief Financial Officer of Bell Northern Research and Vice President of Mergers and Acquisitions in Toronto. Prior to Nortel Networks, Mr. Potts was with Touche Ross in Toronto. Mr. Potts holds a Bachelor of Commerce degree from Lakehead University in Canada and is a member of the Institute of Chartered Accountants in Canada. Mr. Potts background and skills qualify him to chair our Audit & Finance Committee after the Annual Meeting of Shareholders and to serve as an audit committee financial expert.

David Potts’ significant experience in IT functions, finance responsibilities and leadership at ARRIS International, Inc. as well as his varied management experience qualifies him to serve as a director of INAP.

Lance L. Weaver, 63, has served as a director since 2017. He is an accomplished consumer financial services executive with nearly 40 years of experience across the consumer lending, mortgage and credit card asset classes. He has served as an advisor to financial services companies including VISA, Citigroup, Total System Services and Apollo Capital, and was President, Money Cards for Virgin Money Holdings in the U.K. from 2013 to 2015. Before holding these positions, he was President of EMEA Card Services for Bank of America, with approximately $30 billion in assets across Europe, Canada and China. He had previously served on the senior management team of MBNA Corporation for 15 years, where he helped build MBNA into the largest independent credit card lender in the world when it was acquired by Bank of America in 2006. His prior experience includes executive leadership roles with Citigroup, Wells Fargo and Maryland National Bank. Mr. Weaver currently serves as lead director of PRA Group, Inc. (Nasdaq: PRAA). Mr. Weaver is a past member of the Georgetown University board of directors and board of trustees, and a past board chair of MasterCard. Mr. Weaver earned a Bachelor of Arts degree in marketing from Georgetown University.

Lance Weaver’s leadership roles at a variety of financial services companies and knowledge of IT risk and processes, as well as his service at PRA Group, Inc. qualifies him to serve as a director of INAP.

Your Board of Directors unanimously recommends that you vote FOR each of the above-listed nominees.

Continuing Directors Terms Expiring in 2020 (Class III)

Debora J. Wilson, 60, has served as a director since 2010. Ms. Wilson brings more than 30 years of experience managing key operational functions including sales, marketing, product development technology, human resources and finance/accounting. Ms. Wilson gained valuable executive management, business and leadership skills during her service as Chief Executive Officer of a technology-driven company. Ms. Wilson also brings knowledge of corporate governance matters based on her experience as a director of several public and private company boards of directors. Ms. Wilson served as a President and Chief Executive Officer of The Weather Channel from 2004 to 2009 and in other positions including Senior Vice President, Executive Vice President and Chief Operating Officer of The Weather Channel from 1994 to 2004. Before joining The Weather Channel, Ms. Wilson spent 15 years in the telecommunications industry at Bell Atlantic (now Verizon). Ms. Wilson is a member of the board of directors, chair of the compensation committee and member of the audit committee of Markel Corporation (NYSE: MKL) and a member of the board of directors and chair of the compensation committee of ARRIS International, Inc. (Nasdaq: ARRS). Ms. Wilson holds a B.S. in Business Administration from George Mason University in Virginia.

Peter J. Rogers, Jr., 63, has served as a director since 2016. Mr. Rogers brings more than 30 years of experience managing key operational functions including finance, marketing, business development, investor relations and mergers and acquisitions. Most recently, he serves as President and Chief Executive Officer of Dovetail Systems of Bethesda, Maryland, a hospitality software company, where he is also a member of its board of directors. In addition, he is a board member of two other privately held hospitality software companies; StayNTouch of Bethesda, MD and B4Checkin of Halifax, Nova Scotia, Canada. He serves as board chairman for B4Checkin. He is also an advisor to Purple Cloud Technologies of Atlanta, Georgia, a startup hotel software company. He is also a principal of The Stroudwater Group, a management consulting company located in Washington, D.C. and a member of the New Dominion Angels Investor Group of Northern Virginia. Mr. Rogers started his career in 1979 with General Foods Corporation (now Kraft Foods Corporation, Nasdaq: MDLZ), White Plains, NY, as a Senior Financial Analyst. He spent seven years as a Financial Analyst and Consumer Products Marketing Manager with the Van Leer Corporation, a Dutch company, in its U.S. subsidiary, Keyes Fibre Co. of Stamford, CT. In 1987, Mr. Rogers joined MICROS Systems, Inc., Columbia, MD, as Director of Marketing. Mr. Rogers spent 27 years with MICROS (Nasdaq: MCRS) as it grew from a small company ($18 million revenue and $3 million market capitalization) to a global leader in information systems for the hospitality and retail industries ($1.4 billion revenue and $5.3 billion market capitalization). He served as Director of Marketing, Director of Business Development and a Product Director from 1987 to 1996. Mr. Rogers was Executive Vice President for Business Development and Investor Relations for MICROS from 1996 to 2014. Mr. Rogers left MICROS shortly after it was acquired by Oracle Corporation in 2014. Mr. Rogers also served in the role of setting product and service pricing, initiating its stock repurchase program at the board level, developing and managing its strategic partner relationships, creating its strategic plan and participating in its merger and acquisition efforts. He created its electronic payments business, one of the first integrated credit card payment systems in the hospitality industry. He managed its integrated credit card business for 24 years, extending its platform globally. Mr. Rogers has extensive board experience. He served as a board member for Johns Hopkins Howard County (MD) General Hospital (Chair, Vice Chairman, and board member), Johns Hopkins Medicine and Executive Boards, the Howard County (Maryland) Economic Development Authority (Chair, Vice Chair, Treasurer and board member), and The Hotchkiss School of Lakeville, CT. He also served as President of the Hotchkiss School Annual Fund. He currently serves on the Advisory Board for Penn State University’s School of Hospitality Management. Mr. Rogers is a graduate of the University of Pennsylvania (BA Economics – Honors) and New York University’s Stern Graduate School of Business (M.B.A. Corporate Finance). He holds a professional certificate in Investor Relations from the University of Michigan Ross School of Business and a Corporate Board Fellowship designation from the National Association of Corporate Directors.

Continuing Directors Terms Expiring in 2019 (Class II)

Gary M. Pfeiffer, 68, has served as a director since 2007. Mr. Pfeiffer’s extensive experience includes public company officer, finance and accounting experience, corporate leadership experience, international operations experience, public sector experience as well as service on the boards of directors of other public companies, including service as non-executive chairman of the board of directors and chairman of audit, compensation and executive committees. This experience includes services as Chief Financial Officer and in other senior finance roles and in senior roles involving executive management during his more than 32 years with E. I du Pont de Nemours and Company (DuPont), a large, complex, technology based, multinational science-based products and services company. During his career with DuPont (NYSE: DD), Mr. Pfeiffer held a variety of financial and business leadership positions in the United States, Brazil and Japan. From 1997 to 2006, Mr. Pfeiffer served as Senior Vice President and Chief Financial Officer of DuPont, Mr. Pfeiffer also served as Secretary of Finance for the State of Delaware from January 2009 through June 2009. Mr. Pfeiffer is a member of the board of directors of Quest Diagnostics, Inc. (NYSE: DGX). Mr. Pfeiffer previously served as a director of The Talbots, Inc. from 2004 to May 2012, having last served as its non-executive Chairman of the board of directors and as a director of TerraVia Holdings, Inc., formerly Solazyme, Inc. Mr. Pfeiffer holds a B.A. and an M.B.A. from the College of William and Mary in Virginia. Mr. Pfeiffer’s background and skills qualify him to serve as our audit committee financial expert.

Peter D. Aquino, 57, has been our President, Chief Executive Officer and Director since September 2016. He is a veteran of the technology, media and telecommunications (TMT) industries, with a track record of successfully guiding major expansion efforts, turnarounds and strategic partnerships and transactions at both public and private companies. Prior to assuming his role at the Company, Mr. Aquino served as Chairman and Chief Executive Officer, and later as Executive Chairman, of Primus Telecommunications Group, Inc. (“PTGi”) from 2010 until 2013. Under his leadership, PTGi grew into an integrated telecommunications company serving consumer and business customers with voice, data, high-capacity fiber and data center services globally. Prior to this, he was the President and Chief Executive Officer of RCN Corporation from 2004 until 2010 where he built the company into an all-digital HDTV cable multiple system operator and created an advanced fiber-based commercial network through organic and acquisition strategies. He is also the founder of Broad Valley Capital, LLC, where he provided consulting services and capital to improve companies’ business operations, productivity and asset value. He began his career at Bell Atlantic (now Verizon) in 1983. Mr. Aquino recently served on the board of directors of Lumos Networks (Nasdaq: LMOS) and FairPoint Communications, Inc. (Nasdaq: FRP), prior to both being sold in 2017. Mr. Aquino holds a Bachelor’s Degree from Montclair State University and an M.B.A. from George Washington University in Washington, D.C.

BOARD AND COMMITTEE MEMBERSHIP AND MEETINGS

Our shareholders elect the Board to oversee management of our Company. The Board delegates authority to the Chief Executive Officer and other executive officers to pursue the Company’s mission and oversees the Chief Executive Officer’s and executive officers’ conduct of our business. In addition to its general oversight function, the Board reviews and assesses the Company’s strategic and business planning and the executive officers’ approach to addressing significant risks and has additional responsibilities including the following:

•	reviewing and approving the Company’s key objectives and strategic business plans and monitoring implementation of those plans and the Company’s success in meeting identified objectives;
•	reviewing the Company’s financial objectives and major corporate plans, business strategies and actions;
•	approving the Company’s annual corporate budget and major capital expenditures and purchase commitments;
•	selecting, evaluating and compensating the Chief Executive Officer and overseeing Chief Executive Officer succession planning;
•	providing advice and oversight regarding the selection, evaluation, development and compensation of executive officers;
•	reviewing significant risks confronting our Company and alternatives for their mitigation; and
•	assessing whether adequate policies and procedures are in place to safeguard the integrity of our business operations and financial reporting and to promote compliance with applicable laws and regulations, and monitoring management’s administration of those policies and procedures.

During 2017, our Board held 12 meetings. In 2017, each director attended the 2017 Annual Meeting of Shareholders in person and all directors attended at least 75% of the meetings of the Board and the committees on which they served. We have three standing committees of the Board: the Audit & Finance Committee (formerly the Audit Committee), the Compensation Committee and the Nominations and Governance Committee. Members of each committee are appointed by the Board and the authority, duties and responsibilities of each committee are governed by written charters approved by the Board. These charters can be found in the “Corporate Governance” section on the Investor Relations page of our website at www.INAP.com. In addition to regular meetings of the Board and committees, we have regular scheduled executive sessions for non-management directors.

The current membership for each of the standing committees is as follows:

Audit & Finance Committee	Compensation Committee	Nominations and Governance Committee
Gary M. Pfeiffer (Chair)	Charles B. Coe (Chair)	Patricia L. Higgins (Chair)
David B. Potts	Patricia L. Higgins	Charles B. Coe
Peter J. Rogers, Jr.	Lance L. Weaver	David B. Potts
Daniel C. Stanzione	Debora J. Wilson	Gary M. Pfeiffer
Peter J. Rogers, Jr.
Daniel C. Stanzione
Lance L. Weaver
Debora J. Wilson

Following the 2018 annual meeting of shareholders, and provided that the directors listed in proposal 1 are elected to the Board, the membership for each of the standing committees will be as follows:

Audit & Finance Committee	Compensation Committee	Nominations and Governance Committee
David B. Potts (Chair)	Debora J. Wilson (Chair)	Gary M. Pfeiffer (Chair)
Gary M. Pfeiffer	Gary M. Pfeiffer	David B. Potts
Peter J. Rogers, Jr.	Lance L. Weaver	Peter J. Rogers, Jr.
Lance L. Weaver
Debora J. Wilson

Audit & Finance Committee

The Board has determined that all members of the Audit & Finance Committee (the “Audit & Finance Committee”) are independent as defined by Nasdaq rules, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules of the SEC, as applicable to audit committee members. The Board has determined that Mr. Pfeiffer, the committee Chairman, and Mr. Potts are each an “audit committee financial expert” under rules of the SEC. The Audit & Finance Committee met nine times in 2017. The Audit & Finance Committee:

•	appoints, retains, compensates, oversees, evaluates and, if appropriate, terminates our independent registered public accounting firm;
•	annually reviews the performance, effectiveness, objectivity and independence of our independent registered public accounting firm;
•	establishes procedures for the receipt, retention and treatment of complaints regarding accounting and auditing matters;
•	reviews with our independent registered public accounting firm the scope and results of its audit;
•	approves all audit services and pre-approves all permissible non-audit services to be performed by our independent registered public accounting firm;
•	assesses and provides oversight to management relating to identification and evaluation of major risks inherent in our business and the control processes with respect to such risks;
•	oversees the financial reporting process and discusses with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;
•	reviews and monitors our accounting principles, policies and financial and accounting processes and controls;
•	oversees our internal audit function and reviews and approves the annual internal audit plan; and
•	oversees our financial strategy, capital structure and liquidity position.

Compensation Committee

The Board has determined that all members of the Compensation Committee are independent as defined by Nasdaq rules, the Exchange Act and rules of the SEC, as applicable to compensation committee members. The Compensation Committee met six times during 2017. The Compensation Committee:

•	assists the Board in discharging its responsibilities relating to executive compensation and fulfilling its responsibilities relating to our compensation and benefit programs and policies;
•	oversees the overall compensation structure, policies and programs, and assesses whether the compensation structure establishes appropriate incentives for executive officers and employees;
•	administers and makes recommendations with respect to our incentive compensation plans, including equity-based incentive plans;
•	reviews and approves the compensation of our executive officers, including bonuses and equity compensation;
•	reviews and approves corporate goals relevant to executive officers, evaluates the performance of such executive officers in light of these goals and approves the compensation of the executive officers based on the evaluation (other than for the Chief Executive Officer, whose compensation is recommended by the Compensation Committee for approval by the Board);
•	reviews and discusses with management our Compensation Discussion and Analysis and related disclosures required by the rules of the SEC and recommends to the Board whether such disclosures should be included in our proxy statement;
•	reviews and recommends employment agreements and severance arrangements for executive officers, including change in control provisions;
•	reviews the compensation of directors for service on the Board and committees and makes recommendations to the Board regarding such compensation; and
•	engages, determines compensation for and oversees the work of any consultants and advisors retained by the Compensation Committee, at the expense of the company, and oversees compliance with applicable requirements relating to the independence of such consultants or advisors.

See the “Compensation Discussion and Analysis” section below for more information regarding the Compensation Committee’s processes and procedures.

Nominations and Governance Committee

The Board of Directors has determined that all members of the Nominations and Governance Committee are independent as defined by Nasdaq rules, as applicable to nominating committee members. The Nominations and Governance Committee met four times during 2017. The Nominations and Governance Committee:

•	assists the Board in fulfilling its responsibilities on matters and issues related to our corporate governance practices;
•	in conjunction with the Board, establishes qualification standards for membership on the Board and its committees;
•	leads the search for individuals qualified to become members of the Board, reviews the qualifications of candidates for election to the Board and assesses the contributions and independence of incumbent directors eligible to stand for re-election to the Board;
•	selects and recommends to the Board the nominees for election or re-election by the shareholders at the annual meeting, and selects and recommends to the Board individuals to fill vacancies and newly created directorships on the Board;
•	develops and recommends to the Board corporate governance guidelines, reviews the guidelines on an annual basis and recommends any changes to the guidelines as necessary;
•	establishes and recommends to the Board guidelines, in accordance with applicable rules and regulations, to be applied when assessing the independence of directors;

•	reviews and approves related person transactions, as defined in applicable SEC rules, and establishes policies and procedures for the review, approval and ratification of related person transactions;
•	annually reviews and makes recommendations to the Board concerning the structure, composition and functioning of the Board and its committees and recommends to the Board directors to serve as committee members and chairpersons;
•	reviews directorships in other public companies held by or offered to directors;
•	assists the Board in developing and evaluating candidates for executive positions, including the Chief Executive Officer, and overseeing development of executive succession plans;
•	develops and recommends to the Board for its approval an annual self-evaluation process for the Board and its committees and oversees the evaluation process; and
•	reviews and reports on all matters generally relating to corporate governance.

Compensation Committee Interlocks and Insider Participation

The directors who served on our Compensation Committee in 2017 are Charles B. Coe, Patricia L. Higgins, Lance L. Weaver and Debora J. Wilson. No member of the Compensation Committee is a current or former executive officer or employee of our Company. None of our executive officers served and currently none of them serves on the board of directors or compensation committee of any other entity with executive officers who have served on our Board or Compensation Committee.

CORPORATE GOVERNANCE

Our Board has adopted Corporate Governance Guidelines that outline the general duties and functions of the Board and management and set forth general principles regarding Board composition, independence, Board meetings and responsibilities, Board committees, annual performance evaluations for the Board and our Chief Executive Officer and management succession and development. The Corporate Governance Guidelines are attached to the charter of the Nominations and Governance Committee, which can be found in the “Corporate Governance” section on the Investor Relations page of our website at www.INAP.com.

Our Corporate Governance Guidelines assist our Board in fulfilling its responsibilities to shareholders and provide a framework for the Board’s oversight responsibilities regarding our business. Our Corporate Governance Guidelines are dynamic and have been developed and revised to reflect changing laws, regulations and good corporate governance practices. The guidelines also provide guidance and transparency to management, employees and shareholders regarding the Board’s philosophy, high ethical standards, expectations for conducting business and decision-making processes.

The following is a summary of certain of our policies and guidelines relating to corporate governance. You may access complete current copies of our Code of Conduct, Corporate Governance Guidelines, Audit & Finance Committee Charter, Compensation Committee Charter, and Nominations and Governance Committee Charter in the “Corporate Governance” section on the Investor Relations page of our website at www.INAP.com. Each of these is also available in print to any shareholder upon request to our Corporate Secretary.

Identification and Evaluation of Director Candidates

The Board prides itself on its ability to recruit and retain directors who have a diversity of experience, who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who are effective (in conjunction with the other members of the Board) in collectively serving the long-term interests of our shareholders. The Nominations and Governance Committee of the Board acts as the Board’s nominating committee. All members of the Nominations and Governance Committee are independent as defined by Nasdaq rules. The Nominations and Governance Committee seeks individuals qualified to become directors and recommends candidates for all director openings to the full Board. For a discussion of the Board’s membership criteria and how the company seeks to achieve diversity in Board membership and to attract directors with a broad range of skills, expertise, knowledge and contacts to benefit our business, see “Proposal 1 — Election of Directors.” The Nominations and Governance Committee considers director candidates in anticipation of upcoming director elections and other potential or expected Board vacancies.

The Nominations and Governance Committee considers director candidates suggested by directors, executive officers and shareholders and evaluates all nominees for director in the same manner. Shareholders may recommend individual nominees for consideration by the Nominations and Governance Committee by communicating with the committee as discussed below under “Shareholder Communications with the Board of Directors.” From time to time, the Nominations and Governance Committee may retain a third-party search firm to identify director candidates and has sole authority to select the search firm and approve the terms and fees of any director search engagement.

Shareholder Nominations

Shareholders who wish to recommend nominees for consideration by the Nominations and Governance Committee must submit their nominations in writing to our Corporate Secretary. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether such individual can read and comprehend basic financial statements and other board memberships, if any, held by the recommended individual. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. The Nominations and Governance Committee may consider such shareholder recommendations when it evaluates and recommends nominees to the full Board for submission to the shareholders at each annual meeting. Shareholder nominations made in accordance with these procedures and requirements must be addressed to the attention of Richard P. Diegnan, Corporate Secretary, Internap Corporation, 12120 Sunset Hills Road, Suite 330, Reston, VA 20190.

In addition, shareholders may nominate directors for election without consideration by the Nominations and Governance Committee. Any shareholder may nominate an individual by complying with the eligibility, advance notice and other provisions set forth in our bylaws. A written notice of nomination must be received by our Corporate Secretary at our executive offices in Reston, Virginia, not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, except in certain circumstances. For purposes of our annual meeting to be held in 2019, such notice must be received not later than March 9, 2019 and not earlier than February 7, 2019. You should address any shareholder nomination to the attention of Richard P. Diegnan, Corporate Secretary, Internap Corporation, 12120 Sunset Hills Road, Suite 330, Reston, VA 20190 and include the information and comply with the requirements set forth in our bylaws. Our bylaws provide that any notice of nomination for director must describe various matters regarding the nominee and the shareholder including, among other things, the name, address, class and number of our shares that are owned beneficially and of record, any relevant agreements, arrangements or understandings between the shareholder and any affiliates or associates, and any arrangements having the effect of mitigating a decrease in our share price or affecting the voting power of the shareholder, including derivative positions.

Our bylaws contain specific eligibility requirements that each nominee for director must satisfy. Each nominee must:

•	complete and return a written questionnaire with respect to the background and qualifications of such nominee and the background of any other person or entity on whose behalf the nomination is being made; and
•	provide a written representation and agreement that the nominee would comply with applicable law and our policies and guidelines if elected as a director and that the nominee is not and will not become a party to: (a) any voting commitment that has not been disclosed to us or that could limit the nominee’s ability to comply with applicable fiduciary duties; and (b) any agreement, arrangement or understanding with any person or entity other than us regarding indirect compensation, reimbursement or indemnification in connection with service as a director.

Board Leadership Structure

Our Board does not have a formal policy with respect to whether the Chief Executive Officer should also serve as Chairman of the Board. Our Board makes the decision regarding leadership structure based on its evaluation of the experience, skills and personal interaction between persons in leadership roles as well as the needs of our company at any point in time. When making this decision, the Board considers factors such as:

•	the person filling each role and his or her experience at the Company and/or in the information technology infrastructure services industry;
•	the composition, independence and effectiveness of the entire Board;

•	other corporate governance structures in place;
•	the compensation practices used to motivate our executive leadership team;
•	our leadership succession plan; and
•	the competitive and economic environment facing the Company.

The Board periodically reviews its leadership structure to ensure that it remains the optimal structure for our Company and our shareholders.

Since 2002, we have had different individuals serving as our Chairman of the Board of Directors and Chief Executive Officer. Currently, Daniel C. Stanzione is our Chairman and Peter D. Aquino is our Chief Executive Officer. Gary M. Pfeiffer has agreed to serve as the Chairman after the 2018 Annual Meeting of Shareholders. As Chairman, Dr. Stanzione leads the Board in its role to provide general oversight of board governance for the Company and to provide guidance and support for the Chief Executive Officer. Further, the Chairman sets the agenda for, and presides over meetings of the Board. As Chief Executive Officer, Mr. Aquino is responsible for developing and executing the strategic plan, as well as for overseeing the day-to-day operations and performance of the Company.

We believe that separating the roles of Chairman and Chief Executive Officer represents an appropriate allocation of roles and responsibilities at this time given, among other things, the benefits of Dr. Stanzione’s experience, independence and tenure as a director of the Company, which dates back to 2004. Mr. Aquino is well-positioned as the leader to develop and execute the Company’s corporate strategy and to focus on operations and growth initiatives.

The Company believes this separation of responsibility is appropriate to provide independent Board oversight of and direction for the Company’s executive leadership team, led by Mr. Aquino. Further, the Company believes that having an independent Chairman provides for more effective monitoring and objective evaluation of the Chief Executive Officer’s performance, which enables more direct accountability for the Chief Executive Officer’s performance.

Our Corporate Governance Guidelines provide that if our Chairman is not independent, the Board may designate a Lead Director who will be independent. The Board, however, has not determined it necessary to designate a Lead Director as the Company feels our current structure, as described above, functions well and provides the necessary separation of roles.

Independence

The Board annually assesses the independence of all directors. No director qualifies as “independent” unless the Board affirmatively determines that the director is independent under the listing standards of Nasdaq. Our Corporate Governance Guidelines require that a majority of our directors be independent. Our Board believes that the independence of directors and committee members is important to assure that the Board and its committees operate in the best interests of the shareholders and to avoid any appearance of conflict of interest.

Under Nasdaq standards, our Board has determined that the following eight directors are independent: Charles B. Coe, Patricia L. Higgins, Gary M. Pfeiffer, David B. Potts, Peter J. Rogers, Jr., Daniel C. Stanzione, Debora J. Wilson and Lance L. Weaver. Mr. Aquino is not independent because he currently serves as our President and Chief Executive Officer. For five years, we have had not more than one active or former management employee serving as a director. In that regard, Mr. Aquino has served as a director since his appointment as Chief Executive Officer in September 2016.

Risk Oversight by Our Board of Directors

While risk management is primarily the responsibility of our management team, our Board is responsible for the overall supervision of our risk management activities. The Board implements its risk oversight function both at the full Board level and through delegation to various committees. These committees meet regularly and report back to the full Board. The Audit & Finance Committee has primary oversight responsibility not only for financial reporting with respect to our major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process that monitors and manages key business risks facing our Company. The Audit & Finance Committee also oversees our procedures for the receipt, retention and treatment of complaints relating to accounting and auditing matters and oversees management of our legal and regulatory compliance systems. Most recently, the Audit & Finance Committee amended its charter to expand its role to include oversight of the Company’s financial strategies, capital structure, liquidity position, banking relationships and tax policies. The Compensation Committee oversees risks relating to our compensation plans and programs. The Nominations and Governance Committee regularly reviews our governance structure, practices and policies to improve governance of our Company and our engagement efforts with our shareholders with a goal to promote the long-term interests of our shareholders.

Management provides updates throughout the year to the respective committees regarding the management of the risks they oversee and each of these committees reports on risk to the full Board at regular meetings of the Board. The Board periodically reviews the allocation of risk responsibility among the Board’s committees and implements any changes that it deems appropriate. In addition to the reports from the committees, the Board receives presentations throughout the year from various department and business unit leaders that include discussion of significant risks as appropriate. At each regularly-scheduled Board meeting, the Chairman and Chief Executive Officer address, in a director-only session, matters of particular importance or concern, including any significant areas of risk that require Board attention. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail the company’s short- and long-term strategies, including consideration of significant risks facing us and how the risks could impact our business.

Our Vice President of Internal Audit coordinates the day-to-day risk management process for our Company and reports directly to the Chief Financial Officer and to the Audit & Finance Committee. The Vice President of Internal Audit updates the Audit & Finance Committee at least quarterly in regular and executive sessions and annually updates the full Board regarding the company’s risk analyses and assessments and risk mitigation strategies and activities. The Vice President of Internal Audit also updates the Compensation Committee annually regarding the risk of our compensation plans and programs.

We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions and approach emerging risks in a proactive manner. We also believe that our risk structure complements the current leadership structure of our Board, as it allows our independent directors, through the three fully-independent standing Board committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

We conducted a risk assessment of our 2017 compensation plans and programs to identify potential risks associated with the design of the plans and programs and assess the controls in place to mitigate risks, if any, to an acceptable level. Based on this assessment, management has concluded that our compensation plans and programs do not contain risks that are reasonably likely to cause a material adverse effect on us. We evaluated each plan and program independently and as part of our overall compensation framework. In general, our compensation plans and programs:

•	are well documented, appropriately communicated, consistently applied and reviewed annually by the Compensation Committee;
•	are based on both individual performance and company performance metrics that are tied to the strategic goals and objectives of the company;
•	balance short- and long-term rewards, with compensation capped at levels consistent with industry standards;
•	do not encourage excessive risk taking, do not focus on short-term gains rather than long-term value creation, do not reward circumvention of controls or do not contain unrealistic goals and/or targets; and
•	are compared to industry standards and peer companies on an on-going basis by both the internal compensation department as well as the Compensation Committee’s independent compensation consultant and amended periodically to maintain consistency with common practices.

Based on these factors, the absence of any identified incentives for risk-taking above the level associated with our business model, the involvement of our independent Compensation Committee and our overall culture and control environment, we have concluded our compensation plans do not promote excessive risk taking.

Stock Ownership Guidelines for Directors and Executive Officers

The Board believes that directors and management should have a significant financial stake in our Company to align their interests with those of our shareholders. In that regard, the Board adopted stock ownership guidelines that require directors and executive officers to own specified amounts of our stock granted to them in connection with their service to the company. The stock ownership guidelines are further described below in “Non-Employee Director

Compensation — Stock Ownership Guidelines for Non-Employee Directors” and “Compensation Discussion and Analysis — Stock Ownership Guidelines for Named Executive Officers.”

Code of Conduct and Ethics Hotline

We have a Code of Conduct that covers our directors, officers (including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer) and employees and satisfies the requirements for a “code of ethics” within the meaning of SEC rules. A copy of the code is posted in the “Corporate Governance” section on the Investor Relations page of our website at www.INAP.com. The code is available in print to any person without charge, upon request sent to Richard P. Diegnan, our Corporate Secretary at Internap Corporation, 12120 Sunset Hills Road, Suite 330, Reston, VA 20190. We will disclose, in accordance with all applicable laws and regulations, amendments to, or waivers from, our Code of Conduct.

Any suggestions, concerns or reports of misconduct at our company or complaints or concerns regarding our financial statements and accounting, auditing, internal control and reporting practices can be reported by submitting a report on https://INAP.alertline.com/gcs/welcome (anonymously, if desired) or by calling our third-party provider, Global Compliance, Inc. at (800) 323-6182.

Attendance

Attendance at Board and committee meetings is central to the proper functioning of our Board and is a priority. Directors are expected to make every effort to attend all meetings of the Board, meetings of committees on which they serve and the Annual Meeting of Shareholders.

Board and Company Culture

Our Corporate Governance Guidelines are coupled with a robust, open and effective Board environment that promotes respect, trust and candor, fosters a culture of open dissent and permits each director to express opinions and contribute to the Board process. Directors are expected to have unrestricted access to management and any Company information they believe is necessary and appropriate to perform their roles as directors. The participation of Board members and the open exchange of opinions are further encouraged at the Board committee level through the periodic rotation of Board members among its standing committees. This open and candid operating environment is shared by management and the Board and is essential to fully realize the benefits of our Corporate Governance Guidelines, committee charters and other policies governing our company.

Shareholder Communications with the Board of Directors

Shareholders and interested parties may communicate with our Board by sending correspondence to the Board, a specific Board committee or a director c/o Corporate Secretary, Internap Corporation, 12120 Sunset Hills Road, Suite 330, Reston, VA 20190 or by sending electronic mail to corpsec@inap.com.

The Corporate Secretary reviews all communications to determine whether the contents include a message to a director and will provide a summary and copies of all correspondence (other than solicitations for services, products or publications) to the applicable directors at each regularly scheduled meeting. The Corporate Secretary will alert individual directors to items which warrant a prompt response from the individual director prior to the next regularly scheduled meeting. Our Corporate Secretary will route items warranting prompt response, but not addressed to a specific director, to the applicable committee chairperson.

NON-EMPLOYEE DIRECTOR COMPENSATION

In 2017, our Compensation Committee reviewed the amount and mix of our non-employee director compensation program. The Compensation Committee, in consultation with our independent compensation consultant, elected not to increase the amount of non-employee director compensation. However, to better align the interests of our directors and our shareholders and to promote a responsible mix of cash compensation to equity compensation, the Compensation Committee:

•	reduced the cash retainer paid to each of the directors by $20,000 and increased the annual stock grant by $20,000;

•	paid the committee chairperson annual retainer and committee member retainer in an equivalent value of restricted shares rather than payable in cash; and
•	reduced the Board chairman annual cash retainer from $100,000 to $40,000, to be paid in equivalent value of restricted shares.

The Compensation Committee has not increased the amounts for director retainers, committee chairperson retainers or committee retainers since 2015. It is our view that the current non-employee director compensation program, in terms of total value, is generally aligned with other similar companies in terms of market cap, complexity, industry and business stage. In addition, our 2017 Stock Incentive Plan specifically limits the amount of non-employee director compensation we can award to $500,000 per year.

In 2017, our non-employee director compensation program was as follows:

	Cash ($)	Restricted Stock Award
Newly appointed or elected director	—	Number of restricted shares equal to $110,000
Annual director retainer	$40,000	Number of restricted shares equal to $130,000
Audit & Finance Committee chairperson annual retainer	—	Number of restricted shares equal to $15,000
Audit & Finance Committee member annual retainer	—	Number of restricted shares equal to $7,500
Compensation Committee chairperson annual retainer	—	Number of restricted shares equal to $10,000
Compensation Committee member annual retainer	—	Number of restricted shares equal to $5,000
Nominations and Governance Committee chairperson annual retainer	—	Number of restricted shares equal to $7,500

Chairman annual retainer	—	Number of restricted shares equal to $40,000

The number of shares of restricted common stock to be awarded is determined by dividing the amount of the cash retainer to be received by the closing price of a share of common stock as of the date on which the retainer would otherwise have been paid. Restricted stock vests on the one-year anniversary of date of issuance.

The following table lists the compensation paid to our non-employee directors during 2017:

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Total
Charles B. Coe	$40,000	$140,970	$180,970
Patricia L. Higgins	40,000	142,231	182,231
Gary M. Pfeiffer	40,000	145,970	185,970
David B. Potts	20,000	123,757	143,757
Peter J. Rogers, Jr.	40,000	134,730	174,730
Daniel C. Stanzione	40,000	178,495	218,495
Lance L. Weaver	10,000	114,992	124,992
Debora J. Wilson	40,000	137,230	177,230
(1)	In addition to serving as a director, Mr. Aquino has served as our Chief Executive Officer and President since September 2016 and his compensation is reflected in the Summary Compensation Table. Mr. Aquino does not receive any compensation for serving as a director.
(2)	Represents the full grant date fair value of restricted stock granted in 2017, calculated in accordance with FASB ASC Topic 718. We value restricted stock using the closing price of our common stock reported on Nasdaq on the applicable grant date. For additional valuation assumptions, see Note 12 to our Consolidated Financial Statements for the fiscal years ended December 31, 2017 and December 31, 2016, and Note 13 to our Consolidated Financial Statements for the fiscal year ended December 31, 2015. The values in this column may not correspond to the actual value that the non-employee directors will realize at the time that the restricted stock vests. In 2017, the shares of restricted stock were granted at fair market value per share on the date of grant for all non-employee directors.

The following table lists the number of outstanding restricted stock awards and stock options held by our non-employee directors as of December 31, 2017. The reported numbers reflect only grants made by the Company and do not include any other stock that a director may have acquired on the open market. The awards reported below have been adjusted for the 1-for-4 reverse stock split completed on November 20, 2017:

Name	Stock Awards #(a)	Options #(b)
Charles B. Coe	34,939	18,639
Patricia L. Higgins	36,207	18,139
Gary M. Pfeiffer	35,271	9,639
David B. Potts	7,155	—
Peter J. Rogers, Jr.	25,264	—
Daniel C. Stanzione	37,430	18,139
Lance L. Weaver	7,351	—
Debora J. Wilson	32,541	4,072
(a)	Includes awards of restricted stock net of any shares withheld at the election of a director to satisfy minimum statutory tax obligations upon vesting plus shares acquired upon exercise of vested stock options. Some of the reported grants remain subject to time-based vesting.
(b)	All outstanding options are fully vested.

In 2018, our non-employee director compensation program will be revised as follows:

•	reduce the cash retainer paid to each of the directors by $10,000 and increased the annual stock grant by $10,000; and
•	the number of shares of restricted common stock to be awarded will be determined by dividing the amount of the cash retainer to be received by the 90-day rolling average closing price of a share of common stock as of the date on which the retainer would otherwise have been paid. Restricted stock vests on the one-year anniversary of date of issuance.

Stock Ownership Guidelines for Non-Employee Directors

The Board has implemented stock ownership guidelines that require each non-employee director to beneficially own a number of shares of Company common stock equal to five times the annual director retainer as identified above. All non-employee directors meet the required guidelines other than Mr. Rogers, who was appointed to our Board in 2016, and Mr. Potts and Mr. Weaver, who were appointed to our Board in 2017. We believe that these guidelines further align the interests of directors and shareholders. Please see “Compensation Discussion and Analysis — Stock Ownership Guidelines for Named Executive Officers” for additional information regarding the guidelines.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND OFFICERS AND DIRECTORS

Five Percent Shareholders

The following table sets forth information as to those holders known to us to be the beneficial owners of more than 5% of our outstanding shares of common stock as April 9, 2018:

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percent of Class(1)
GAMCO Investors, Inc.(2)	4,893,768	23.1%
Avenir Corporation(3)	1,744,719	8.2%
BlackRock, Inc.(4)	1,303,173	6.2%
Portolan Capital Management, LLC(5)	1,115,007	5.3%
Park West Asset Management LLC(6)	1,052,573	5.0%
(1)	As of April 9, 2018, based on approximately 21,179,529 shares outstanding on that date.

(2)	Based on information set forth in Amendment No. 23 to Schedule 13D filed with the SEC on April 11, 2018. The Schedule 13D indicates that Gabelli Funds, LLC has sole voting and dispositive power over 2,320,173 shares of common stock; GAMCO Asset Management, Inc. has sole voting power over 1,978,346 shares of common stock and sole dispositive power over 2,202,983 shares of common stock; Teton Advisors, Inc. has sole voting and dispositive power over 355,000 shares of common stock; Gabelli & Company Investment Advisers, Inc. has sole voting and dispositive power over 5,000 shares of common stock; Associated Capital Group, Inc. has sole voting and dispositive power over 10,112 shares of common stock; and Mario J. Gabelli has sole voting and dispositive power over 500 shares of our common stock. The aggregate number of shares of common stock was 4,893,768 as of April 10, 2018. According to the filing, the business address for each of the foregoing entities and Mr. Gabelli is One Corporate Center, Rye, New York 10580.
(3)	Based on information set forth in Amendment No. 3 to Schedule 13G filed with the SEC on February 14, 2018. The Schedule 13G/A indicates that as of December 31, 2017, Avenir Corporation beneficially owned 1,744,719 shares of common stock. The address for Avenir Corporation is: 1775 Pennsylvania Avenue NW, Suite 650 Washington, DC 20006.
(4)	Based on information set forth in Schedule 13G filed with the SEC on February 1, 2018. The Schedule 13G indicates that as of December 31, 2017, BlackRock, Inc. beneficially owned 1,303,173 shares of common stock. The address for the BlackRock, Inc. is: 55 East 52md Street, New York, NY 10055.
(5)	Based on information set forth in Schedule 13G filed with the SEC on January 5, 2018. The Schedule 13G indicates that as of December 28, 2017, Portolan Capital Management, LLC beneficially owned 1,115,007 shares of common stock. The address for the Portolan Capital Management, LLC is: 2 International Place, FL 26, Boston, MA 02110.
(6)	Based on information set forth in Amendment 4 to Schedule 13G filed with the SEC on February 28, 2018. The Schedule 13G indicates that as of December 31, 2017, Park West Asset Management LLC and related affiliates beneficially owned 1,052,573 shares of common stock. The address for the Park West Asset Management LLC is: 900 Larkspur Landing Circle, Suite 165, Larkspur, California 94939.

Stock Ownership of Management and Directors

The following table sets forth the number of shares of common stock beneficially owned as of April 9, 2018 by each of our directors and officers (defined below under “Compensation Discussion and Analysis”) and all of our directors and executive officers as a group. The address of each current director and named executive officer is c/o Internap Corporation, 12120 Sunset Hills Road, Suite 330, Reston, VA 20190

To our knowledge, except under community property laws, the persons and entities named in the table have sole voting and sole investment power over their shares of our common stock.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares(1)(2)	Percent of Class
Peter D. Aquino	616,826	2.9%
Robert M. Dennerlein	44,374	*
Richard P. Diegnan	36,306	*
Corey J. Needles	40,522	*
Andrew G. Day	39,854	*
Joseph T. Dufresne	12,027	*
John D. Filipowicz	24,315	*
Joanna E. Lanni	13,746	*
Richard R. Ramlall	37,337	*
Mary J. Horne	15,464	*
Charles B. Coe	55,634	*
Patricia L. Higgins	56,100	*
Gary M. Pfeiffer	40,850	*
David B. Potts	7,824	*
Peter J. Rogers, Jr.	29,753	*
Daniel C. Stanzione	80,451	*
Lance L. Weaver	7,975	*
Debora J. Wilson	79,705	*
All Directors and executive officers as a group (18 persons)	1,239,063	5.9%
*	Represents beneficial ownership of less than 1%.
(1)	Represents shares granted as restricted stock incentive awards, which remain forfeitable until the achievement of the performance goal.

(2)	Includes shares that may be acquired by the exercise of stock options granted under our equity compensation plans within 60 days after April 9, 2018 as follows:
Name	Options (#)
Charles B. Coe	18,639
Patricia L. Higgins	18,139
Gary M. Pfeiffer	9,639
Daniel C. Stanzione	18,139
Debora J. Wilson	4,072

PERFORMANCE GRAPH

The graph below compares our cumulative five-year total shareholder return on our common stock with the cumulative total returns of the Nasdaq Market Index and the Morningstar Software-Application Index. The graph tracks the performance of a $100 investment in our common stock and the performance of $100 investment in each index (with the reinvestment of all dividends) from December 31, 2012 to December 31, 2017.

EXECUTIVE OFFICERS

In addition to Mr. Aquino, our President and Chief Executive Officer, whose biographical information appears above, set forth below are the names, ages and biographical information for each of our current executive officers as of April 9, 2018.

Name	Age	Position
Peter D. Aquino	57	President and Chief Executive Officer
Robert M. Dennerlein	58	Senior Vice President and Chief Financial Officer
Richard P. Diegnan	48	Senior Vice President, General Counsel and Corporate Secretary
Corey J. Needles	45	Senior Vice President and General Manager, INAP USA
Andrew G. Day	52	Senior Vice President and General Manager, INAP International
Mary Jane Horne	55	Senior Vice President, Global Network Planning & Engineering
Joanna E. Lanni	48	Vice President, Corporate Controller
Joseph T. DuFresne	49	Vice President, Corporate Development
Richard R. Ramlall	62	Vice President, Investor Relations
John D. Filipowicz	59	Vice President, Chief Administrative Officer

Robert M. Dennerlein, 58, has been our Senior Vice President and Chief Financial Officer since November 2016. He manages all of our finance, accounting and treasury functions. Mr. Dennerlein has over 30 years of financial leadership experience covering a diverse set of industries, including over 13 years in the information technology solutions industry. Mr. Dennerlein most recently served as Chief Financial Officer from 2013 until February 2016 at Dialogic, Inc., a technology solutions provider. From 2006 until 2013, Mr. Dennerlein served as Chief Financial Officer of Raritan, Inc., a provider of data center solutions for controlling and monitoring IT infrastructure and energy management. Mr. Dennerlein entered the information technology industry in 2003, serving as Vice President and Controller and later Chief Financial Officer of Globix, Inc., a provider of managed services, IP infrastructure management and optical networking solutions, from 2003 until 2006. Previous to that, Mr. Dennerlein served as Vice President and Controller of Opnext, Inc., a global optical components joint venture, from 2001 through 2003. From 1999 until 2001, Mr. Dennerlein served as Director of Accounting and External Reporting for Agere Systems, Inc. (NYSE), a global manufacturer of optical components and integrated circuits for the telecommunications industry. Mr. Dennerlein held financial positions with increasing responsibility at International Specialty Products, Inc., a NYSE-listed manufacturer of specialty chemicals, from 1992 to 1999; Bongrain Cheese USA and Bongrain International American Corporation (subsidiaries of Bongrain, S.A., a French Stock Exchange listed manufacturer of cheese and specialty cheese products), from 1989 to 1992; and Nabisco Brands, Inc., from 1984 to 1989. Mr. Dennerlein began his career in public accounting with PricewaterhouseCoopers LLP from 1981 until 1984. Mr. Dennerlein is a Certified Public Accountant and earned both his Bachelors of Science in Accounting and Masters of Science in International Business from Seton Hall University. He serves as a board advisor to Catapult Acquisition Corporation, a private company.

Richard P. Diegnan, 48, has been our Senior Vice President, General Counsel and Corporate Secretary of the Company since November 2016. Mr. Diegnan has over 18 years of experience as a corporate attorney representing a diverse group of clients. He was a partner at Diegnan & Brophy, LLC since its founding in 2005, and concentrated his practice in corporate counseling, mergers and acquisitions, commercial transactions, real estate, land use planning and commercial disputes. Mr. Diegnan served as General Counsel and Chief Administrative Officer to Broad Valley Micro Fiber Networks Inc. Since 2011, Mr. Diegnan served as General Counsel and Chief Financial Officer to Travel Tripper LLC, a hotel web technology company. Mr. Diegnan was a corporate attorney at McCarter & English LLP from 1999 to 2000 and a corporate attorney in the Merger and Acquisitions Group at Milbank, Tweed, Hadley & McCloy LLP from 2000 to 2005. He began his career at AT&T (NYSE: T) where he held various positions in finance and sales. Mr. Diegnan is licensed to practice in New York and New Jersey and earned his Bachelors of Science in Finance from Providence College, an M.B.A. from Fairleigh Dickenson University and Juris Doctor from Seton Hall University School of Law.

Corey J. Needles, 45, is currently our Senior Vice President and General Manager of INAP USA, and since January 2017 has led our US sales, marketing, product engineering, data center operations, service delivery and customer support.. Mr. Needles has over 20 years of experience in data center operations, operations expansion, enterprise infrastructure optimization and global team leadership. Most recently, he was the Senior Vice President of Operations, Engineering and Construction at zColo, a division of Zayo Group in Denver, Colorado (NYSE: ZAYO). Prior to

zColo, Mr. Needles served in various management positions at Latysis. From 2008 to 2014, he served as General Manager and then as Senior Vice President where he was responsible for providing overall vision, strategic direction and tactical implementation for enterprise-level hybrid IaaS, cloud-based solutions, and global data center operations. Mr. Needles managed a global team of 190 professionals in 47 markets. From 2003 to 2008, Mr. Needles was Director of Network and Data Center Operations for Data393 in Englewood, Colorado. His experience included engineering the physical and logistical data center and NOC layout as well as network and data center operations. He was a Lead Operations Supervisor at Gambro Healthcare in Lakewood, Colorado from 2002 to 2003 where he led operations, network and systems management teams in all aspects of NOC operations. Mr. Needles has held other technology positions including Network Engineer, Systems Engineer, Systems Administrator and Hardware Services Lead for technology companies. Mr. Needles earned his Bachelors of Science in Information Systems from Colorado State University and an Associate of Applied Science in Multimedia Technology from Platt College.

Andrew G. Day, 52, is currently our Senior Vice President and General Manager of INAP International, and since April 2017 has led our international sales, product management, marketing, business development, customer support, technical operations, engineering and program management. Mr. Day provided management and advisory services to the Company as a management consultant with ADAY Management from November 2016 through March 2017. He brings to INAP over 25 years of management experience in telecommunications, technology innovation, sales and marketing leadership. Prior to joining INAP, Mr. Day held several senior leadership positions in sales and general management for technology companies. Most recently, he served as Senior Vice President, Consumer Channels at Rogers Communications, where he led all consumer product sales across all sales channels. Previously, Mr. Day was CEO at PTGi, where he was responsible for the company’s direction and results. Before joining PTGi, he held various roles of increasing responsibility in general management, sales, product management, and finance at AT&T (NYSE: T), Gillette (NYSE: PG) and Xerox (NYSE: XRX). Mr. Day holds an Honours B. Comm. from McMaster University, is a Chartered Public Accountant (CPA) and is also a Chartered Director (C. Dir.).

Mary Jane Horne, 55, has been our Senior Vice President, Global Network Planning & Engineering since November 2017. She is responsible for planning and executing INAP’s global network strategy, delivering a more robust, scalable and secure network. In addition, Ms. Horne oversees INAP’s information technology functions and vendor management team responsible for all carrier relations, including vendor strategy and contract negotiations, while ensuring the quality and timely delivery of all services. She also directs the activities of the Network Operations Centers (NOCs) across the worldwide footprint, who are responsible for the oversight and management of INAP’s network performance. Ms. Horne has more than 25 years of network and operational experience in the technology, media and telecommunications industries in the U.S. and abroad. Before joining INAP, Ms. Horne served as vice president, engineering construction and commercial services at Comcast (Nasdaq: CMCSA), where she was responsible for the strategic network planning of both the residential and commercial business networks in the Northeast and mid-Atlantic regions. In addition, she developed standards for fiber installation and repair processes, which were rolled out across the nationwide Comcast footprint. Prior to this role, Ms. Horne was the chief operating officer at Broad Valley Micro Fiber Networks Inc., a start-up company focused on the construction and operation of rural broadband networks in the Mid-Atlantic states. She also gained international experience as the vice president of network and technology planning at PTGi, where she worked in Australia, London and Canada. Her responsibilities included the redesign of PTGi’s metro networks and product offerings, as well as leading the sale of the Australian business unit in 2012. Ms. Horne received her Bachelor of Science in electrical and computer engineering from Northeastern University and has completed leadership development programs at the University of Pennsylvania’s Wharton School of Business.

Joanna E. Lanni, 48, has been our Vice President, Corporate Controller since January 2018. Ms. Lanni has nearly 20 years of financial and accounting leadership experience covering a diverse set of industries. Ms. Lanni served as a Vice President, Corporate Controller for Synchronoss Technologies, Inc. (Nasdaq: SNCR) since 2015 to 2018 and Corporate Controller from 2014 to 2015. Prior to Synchronoss, Ms. Lanni served as Technical Accounting Director of Integra LifeSciences Holdings Corporation (Nasdaq: IART). Prior to Integra, from 1998 to 2012, Ms. Lanni held various positions with Ernst & Young LLP, leading audit engagement teams and audit planning for clients. Ms. Lanni is a Certified Public Accountant and holds a B.S. in Accounting from Rutgers University.

Joseph T. DuFresne, 49, has been our Vice President, Corporate Development since November 2017 and leads the strategic and financial analyses and execution of inorganic activities including merger and acquisitions, joint-ventures, strategic partnerships, divestitures and other business combinations across INAP’s global footprint. Mr. DuFresne has more than 25 years of operating company and investment banking experience. Prior to INAP,

Mr. DuFresne was the CEO and CFO at Broad Valley Micro Fiber Networks Inc. a fiber and wireless infrastructure provider serving the Mid-Atlantic. Mr. DuFresne also spent more than a decade in investment banking where he focused on the telecommunications sector with a focus on infrastructure businesses, including metro fiber and data center-related businesses. Over the course of his banking career, Mr. DuFresne executed a broad array of debt and equity financings and buy and sell-side M&A transactions in the U.S., Europe and Japan. Mr. DuFresne was a member of the media and telecom investment banking groups at UBS and Oppenheimer & Co. and began his banking career in the telecom group at Deutsche Bank Securities. Mr. DuFresne started his career at UOP, a process technology licensor for the petrochemical and oil and gas industries. While at this company, he lived and worked outside the U.S., including time in Europe, Russia, Asia, South America and Africa in various roles from technical service to project sales. Mr. DuFresne holds an M.B.A. from the Tuck School of Business at Dartmouth College and a Bachelor of Science in chemical engineering from Montana State University.

Richard R. Ramlall, 62, has been our Vice President, Investor Relations since December 2016. Mr. Ramlall leads the Company’s Investor and Public Relations function. Mr. Ramlall has over 30 years of business development, strategic planning, regulatory, investor relations, and public relations experience in telecom and media. Most recently, he provided through his own firm, investor relations, financial and regulatory due diligence and compliance, business development, strategic planning, and public relations consulting to public and private organizations. Mr. Ramlall’s corporate experience includes various roles at Verizon (NYSE: VZ), Bechtel, Spencer Trask Ventures, RCN and PTGi. Mr. Ramlall holds a B.S. in Business Administration and an M.G.A. (Technology Management) from the University of Maryland.

John D. Filipowicz, 59, is currently our Vice President, Chief Administrative Officer and has been leading INAP’s Human Resources function since January 2017. Mr. Filipowicz has over 30 years of human resources, legal and operations experience in the telecom industry. From September 2013 to December 2016, Mr. Filipowicz provided legal, operations, customer service, sales, human resources training and restructuring expertise to businesses in order to improve overall financial, legal, and operational excellence, including serving as Chief Operating Officer of Telecom Infrastructure Corp. from June 2015 to February 2016. Prior to that, Mr. Filipowicz was the Chief Administrative Officer, General Counsel and Chief Compliance Officer at PTGi from August 2011 to August 2013. Prior to PTGi, he served as the President of Residential Markets, Chief Administrative Officer and Senior Vice President and Assistant General Counsel to RCN Corporation. Mr. Filipowicz holds a J.D. from Western Michigan University and a B.A. from St. Lawrence University.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Overview of 2017

2017 was a transformative year for our Company. As part of our turnaround plan implemented by our CEO, Peter D. Aquino, we accomplished several critical financial and operating performance objectives:

•	Reorganized and Hired a New Leadership Team for the Future
○	Created business unit P&Ls with industry recognized General Managers.
○	Completed the rebuild of the salesforce by year-end.
○	Established a new pay for performance culture aligned with shareholders.
•	Raised Equity, Refinanced Debt, and Amended Financial Covenants for Flexibility
○	By early 2017, leading shareholders invested $43 million in common stock.
○	The equity raise was used to reduce debt and refinance $300 million in a 5-year bank deal.
○	INAP’s new credit facility included future covenant relief for management flexibility.
•	Achieved Operational Objectives and Positioned for Growth in a Turnaround Year
○	Improved margins - approaching peer group metrics.
○	Returned the Company to sequential revenue growth by the 4th quarter at $70 million.

Our Compensation Committee remains committed to a pay for performance culture. Payouts to our executive officers vary based on our Company’s performance. Our Compensation Committee has used financial metrics aligned with our measures of revenues, Adjusted EBITDA and free cash flow to compensate our named executive officers. Consistent with prior years, our 2017 compensation package generally included base salary, the opportunity to earn a cash bonus under our short-term cash incentive plan and long-term equity incentives that included shares of restricted stock.

In this Compensation Discussion and Analysis, all references to the number of shares of restricted stock or price targets were adjusted to reflect the effects of the Company’s 1-for-4 reverse stock split effective November 20, 2017.

Our Approach to 2017 and 2018 Compensation

As we continue to execute our turnaround plan, we designed our 2017 compensation programs to be consistent with our revised strategy, while continuing to align the economic interests of our executive officers with our shareholders. With this goal in mind, we structured our 2017 short-term incentive program to reward our named executive officers for the achievement of important Company financial metrics. We selected Adjusted EBITDA, revenue and free cash flow (defined as EBITDA less capital expenditures) as the financial metrics for our short-term incentive program and set targets that we believed would drive shareholder value. We also elected to use restricted stock for our 2017 long-term incentive plan, with 50% of the total award tied to achieving free cash flow goals to promote our Company’s performance and 50% time-vested to promote retention. This design incents and rewards our named executive officers for the achievement of our short-term (annual) goals and focuses them on our long-term strategic goals, while at the same time avoiding the encouragement of excessive risk-taking. Long-term equity incentive compensation is granted under our 2017 Stock Incentive Plan (the “2017 Plan”), which our shareholders approved at the 2017 annual meeting of shareholders. The 2017 Plan has 1,125,000 shares available for issuance, and as of April 9, 2018, 685,701 shares of restricted stock have been granted pursuant to the 2017 Plan. We are planning to continue this compensation program in 2018.

INAP’s Compensation Practices

We target the elements of our compensation program to provide employees, including our executive officers, with a compensation program that is market competitive and intended to reward them for our financial performance. We are committed to a pay for performance program that rewards employees for the Company’s success.

We target base salaries and short-term and long-term compensation for employees, in the aggregate, to be market competitive. In setting our base salaries, we take into consideration such things as personal performance, internal equity and an assessment of the internal impact of specific roles. Our goal in setting our compensation program is to maintain an appropriate cost structure while at the same time attracting, motivating and retaining talented employees at all levels. Further, we seek to provide our executive officers with significant wealth creation opportunities when they deliver successful results through long-term equity grants, which, coupled with our rigorous stock ownership guidelines, provides a strong alignment between our executive compensation program and the interests of our shareholders.

In setting the compensation of our executive officers, our Compensation Committee uses peer group data prepared by third parties and analysis conducted by Compensation Strategies, Inc. (“CSI”), the independent compensation consultant to our Compensation Committee, to assess the competitiveness of our compensation levels and provide a target range for our compensation programs. More specifically, we target the compensation levels of our executive officers to be within an acceptable range around the median compensation for our peer group. Where appropriate, we adjust compensation to account for factors such as the individual’s level of experience, responsibilities, performance, retention considerations, market trends, relative internal impact of the role and expected future contributions. Ultimately, the determination of the compensation level for any executive officer is not merely formulaic but is developed using a balanced consideration of all of these elements.

We review and evaluate our compensation programs, practices and policies on an ongoing basis, but at least annually. We modify our compensation programs to address evolving best practices and factors we believe that the compensation programs are designed to motivate our employees, including executive officers, to perform in the best interests of our shareholders. We have provided below some of the more significant practices.

•	Base Salaries Were Not Increased in 2017. Given the recent hiring of our Chief Executive Officer, Chief Financial Officer and General Counsel in 2016, and other executive officers in 2017, our Board did not increase base salaries for 2017. The base compensation for the executive officers hired in 2016 and 2017, including Messrs. Aquino and Dennerlein, have been fixed to be within an acceptable range around the median compensation for our peer group.

•	Performance-Based Approach for Short-Term and Long-Term Awards. We pay our executive officers for performance. In that regard, short-term incentive awards for executive officers are determined by our 2017 corporate performance and individual performance. In 2018, short-term incentive awards will be determined by our 2018 corporate performance and individual performance as well. Consistent with past practices, the ultimate value of the long-term incentive awards are largely determined by INAP’s performance, including the trading price of our common stock.
•	Short-Term (Annual) Incentive Compensation Plan Incorporates Key Financial Metrics and Individual Performance. In 2017 and for 2018, we continue to refine our performance-based focus aligning all executive officers toward similar corporate and, in the case of the business unit executives, business unit financial goals. Each of our executive officers is eligible to earn an award for achievement of the Company’s revenue, Adjusted EBITDA and free cash flow financial targets and discretionary personal performance if the minimum threshold level for the Adjusted EBITDA target for the Company is achieved. Our executive officers that lead our two business units are focused both on these three corporate financial targets as well as revenue, Adjusted EBITDA and free cash flow targets of their individual business units. Each of these two individuals are eligible to receive 50% of their total award for achievement of the corporate financial targets noted above and 50% of their total award based on their individual business unit targets if the minimum threshold level for corporate Adjusted EBITDA and 95% of the individual’s business unit Adjusted EBITDA are achieved, respectively. We believe this structure increases the alignment of individual incentives with the creation of shareholder value.
•	Long-Term Incentive Compensation Design Encourages Increase in Shareholder Value. In 2017 and for 2018, equity awards will continue to be in the form of performance-based and time-based restricted stock. The time-based portion of the award shall vest over a three-year period. The performance-based portion of the award shall vest over a three-year period based on achievement of free cash flow targets.

Our Commitment to Best Practices in Compensation and Corporate Governance - What We Do and Don’t Do

•	No Tax Gross-Ups. None of the named executive officers, including our Chief Executive Officer, is entitled to any tax gross-up for the payment of 280G excise taxes.
•	Maintain Robust Stock Ownership Guidelines. Our stock ownership guidelines further align the interests of our executive officers and directors with those of our shareholders. These individuals are required to beneficially own a number of shares of common stock as determined below:
Individual	Multiple
Chief Executive Officer	6.0x base salary
Chief Financial Officer	3.0x base salary
All Other Senior Vice Presidents	2.0x base salary
Non-Employee Directors	5.0x annual retainer

The guidelines require these individuals to retain 100% of the shares granted to them by the Company (net of applicable taxes) until the guidelines are achieved.

•	We Use Double Trigger Change in Control Agreements. Our executive officers will receive specified payments and acceleration of vesting of equity in the event of a change in control. The payments and acceleration of vesting are considered “double trigger,” that is, an individual will only be entitled to a change in control payment and acceleration of vesting if the Company has experienced a change in control and a qualifying termination occurs following such change in control.
•	Our Clawback Policy Mitigates Undue Risk. Our clawback policy allows us to “clawback” compensation paid to any employee (and not just to executive officers) who has engaged in fraud or intentional misconduct in the event of a financial statement restatement.
•	No Perquisites. Our current policy is not to provide our executive officers with executive perquisites.

•	No Speculative Transactions. All of our employees, including executive officers, and directors are prohibited from engaging in any speculative transactions in Company securities, including engaging in any prepaid forward contracts, equity swaps, collars and exchange funds or any other transaction in which the person could profit if the value of our stock falls, including short sales of Company securities and put options on Company securities.
•	No Repricing of Stock Options without Shareholder Approval. We are not permitted to reprice stock options without shareholder approval.
•	Limit on Incentive Awards. In 2017, the maximum potential payout to named executive officers under our short-term (annual) incentive plan is limited to the following percentages of base salary: Chief Executive Officer: 200%; Chief Financial Officer: 100%, and 100% for our other named executive officers.
•	We Conduct an Annual Compensation Risk Assessment. Our Compensation Committee annually reviews and approves our compensation strategy, which includes a review of compensation-related risk management. In its review, the Compensation Committee analyzes our compensation program for all employees, including short-term (annual) incentive compensation and long-term incentive compensation. The Compensation Committee does not believe that our compensation program encourages excessive or unnecessary risk-taking.
•	Our Compensation Committee is Independent. Our Compensation Committee is comprised solely of independent directors as defined by Nasdaq, SEC rules and our director independence standards.
•	We Use an Independent Compensation Consultant. The Compensation Committee has directly retained its compensation consultant, who performs no other consulting or other services for our Company. Our Compensation Committee has evaluated the independence of its compensation consultant and determined that the consultant can provide independent and objective advice and its engagement does not present any conflicts of interest.

Advisory Vote and Frequency of Voting on Executive Compensation

We hold an advisory shareholder vote on our executive compensation practices (“say-on-pay”) at each annual meeting. After consideration of this shareholder vote at our 2017 annual meeting and given the support received from shareholders at such meeting (approximately 96% of the votes cast were in favor of our executive compensation program), the Compensation Committee believes that shareholders support our executive compensation programs and practices. Therefore, the Compensation Committee continued to apply the same general principles described in this Compensation Discussion and Analysis in its determination of the amounts and types of executive compensation.

At the Annual Meeting of Shareholders, our shareholders overwhelming voted for an annual vote on the frequency of the advisory vote on executive compensation. In response to the vote, our Board adopted an annual frequency on executive compensation.

We encourage you to read the entire Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the compensation components for our named executive officers.

Overview of Our Executive Compensation Program

The principal components of our 2017 executive compensation program were base salary, a short-term (annual) cash incentive based on corporate (and, as applicable, business unit) financial performance, individual performance, and a long-term equity incentive consisting of restricted stock. Our executive compensation program is benchmarked against the median compensation at a group of peer companies (as described below) as well as the median level of compensation derived from broad-based surveys of companies of similar size to us. We use this market compensation information to evaluate the competitiveness of our executive compensation program relative to our peers.

This section refers to the compensation of our “named executive officers” unless we note otherwise:

•	Peter D. Aquino, our President and Chief Executive Officer; hired effective September 19, 2016;
•	Robert M. Dennerlein, our Chief Financial Officer; hired effective November 14, 2016;
•	Richard P. Diegnan, our Senior Vice President, General Counsel and Corporate Secretary; hired effective November 7, 2016;

•	Corey J. Needles, our Senior Vice President and General Manager, INAP USA; hired on January 3, 2017; and
•	Andrew G. Day, our Senior Vice President and General Manager, INAP International; hired on April 1, 2017.

Compensation Committee

The Compensation Committee reports to our Board on all compensation matters for our executive officers, including our named executive officers. You may learn more about the Compensation Committee’s responsibilities by reading the Compensation Committee’s charter, which is available in the “Corporate Governance” section on the “Investor Relations” page of our website at www.INAP.com.

The Compensation Committee annually reviews and approves the compensation of our named executive officers, other than the Chief Executive Officer, and annually reviews and makes recommendations to the full Board regarding the compensation of our Chief Executive Officer. A majority of the independent directors of the full Board must approve the compensation of our Chief Executive Officer.

Compensation Objectives

We design and manage our compensation programs to align with our overall business strategy and to create value for our shareholders. We believe it is important that our compensation programs have the following components:

•	Are competitive. Our programs are designed to attract, motivate and retain talented individuals at all levels of our Company. We structure our compensation programs to be competitive with the compensation paid by companies with whom we compete for similar staff in our industry and adjacent industries.
•	Are linked to performance. Many of our employees, including our named executive officers, are eligible to participate in our short-term (annual) incentive plans and long-term equity incentive compensation program. We select performance goals that, to the extent achieved, we believe will facilitate the long-term profitable growth of our Company and, thus, contribute to long-term value for our shareholders. We believe that the link between compensation and corporate performance motivates and rewards employees, including named executive officers, for achieving and exceeding performance goals, without creating a sense of entitlement and without encouraging excessive risk-taking.
•	Align the interests of our named executive officers with those of our shareholders. Our annual performance goals are intended to drive the creation of long-term shareholder value. Long-term equity incentive compensation generally vests over a multiple year period and the value of such grants to the recipients increases or decreases based on changes in the price of our common stock over time. Our named executive officers are subject to robust stock ownership guidelines. Given the wealth creation opportunities for achievement of successful results that are inherent in our long-term incentive compensation program, and the obligation of our named executive officers to retain a specific level of equity, we believe that our long-term equity incentive compensation program appropriately links the interests of our named executive officers and shareholders.

Components of our Executive Compensation Program

The components of our executive compensation program, the primary purpose of each component and the form of compensation for each component are described in the following table:

Component	Primary Purpose	Form of Compensation
Base Salary	Provides base compensation for day-to-day performance of job responsibilities and determines the target for short-term incentive compensation	Cash

Short-Term (Annual) Incentive Plan	Motivates and rewards for the achievement of corporate and, as applicable, business unit financial goals, as well as individual performance	Cash

Long-Term Equity Incentive Plan	Provides incentive for long-term performance, retention and motivation, thereby aligning the financial interests of our named executive officers with the interests of our shareholders	Equity denominated in shares of our common stock

Allocation of Compensation Components

We manage our business with the goal of maximizing shareholder value, and, accordingly, a significant percentage of the compensation of our named executive officers is variable and linked to the Company’s performance. The incentive components of our compensation program for named executive officers which are linked to corporate performance (short-term (annual) incentive compensation and the value of long-term equity incentive compensation) are designed so that a majority of named executive officers’ total annual compensation is linked to short term incentive compensation and long-term equity compensation. Whether named executive officers actually receive the targeted incentive compensation level depends on the overall short- and long-term performance of our Company and the increase in our stock price.

The Compensation Committee considers qualitative and quantitative factors when establishing compensation for each named executive officer. We do not have a specific formula for the allocation of the various compensation elements between fixed (base salary) and variable pay, nor for the individual elements of compensation (base salary, short-term (annual) incentive and long-term equity incentive). However, our expectation is that the short-term and long-term incentive components of the named executive officer’s total compensation package will comprise the majority of their total targeted compensation. We determine the compensation structure for each individual based on our assessment of a number of factors including:

•	the long-term strategic and shorter term operational objectives of our business;
•	an analysis of the compensation components at peer companies;
•	broad-based survey data from companies in our industry and of like size; and
•	the named executive officer’s level of experience, responsibilities, leadership, communication abilities, performance of the individual and the relevant business unit, relative internal impact of the role and expected future contributions.

Compensation Consultant and Benchmarking

CSI has served as the independent compensation consultant to the Compensation Committee since 2009. CSI assists the Compensation Committee in designing and implementing our executive compensation program and provides analytical review and assessment of our executive compensation program. In connection with its engagement of CSI and from time to time, the Compensation Committee considered various factors bearing upon CSI’s independence including, but not limited to, the amount of fees received by CSI from us as a percentage of CSI’s total revenue, CSI’s policies and procedures designed to prevent conflicts of interest and the existence of any business or personal relationship that could impact CSI’s independence. After reviewing these and other factors, the Compensation Committee determined that CSI was able to provide independent and objective advice and that its engagement did not present any conflicts of interest. Other than executive and Board compensation consulting, CSI did not provide any other services to the Company in 2017. The Compensation Committee has continued to engage CSI for executive compensation services in 2018.

The Compensation Committee and management sought the views of CSI regarding market trends for executive compensation and analysis of specific compensation program components. CSI provides information comparing direct compensation for the named executive officers to market data from a group of peer companies (as described below) as well as other broader-based survey sources. “Direct compensation” encompassed base salary, annual bonus opportunities and long-term compensation in the form of equity grants. CSI also assisted in the analysis for determining the number of additional shares to be authorized for issuance under the 2017 Plan for Proposal 4. Based on CSI’s recommendation, the Compensation Committee selected a group of peer companies that has been used since 2013 in establishing compensation levels for the named executive officers. CSI has provided median percentile compensation information from this peer group for base salary and short-term and long-term incentive compensation and has updated it during the period to reflect estimated changes in market term levels. Consistent with standard practices, due to the varying sizes of the companies included in the peer group, CSI used statistical analysis to “size-adjust” the market compensation data to reflect our relative annual revenue. This peer group consisted of the following public companies and the companies noted in footnote 1 below.

Active Network, Inc.	Digi International Inc.	NIC, Inc.
Bottomline Technologies, Inc.	j2 Global Communications, Inc.	Virtusa Corporation
Cogent Communications Group, Inc.	Limelight Networks, Inc.	Web.com Group, Inc.
Coresite Realty Corp.
(1)	Since the selection of the group of peer companies, Aruba Networks, Inc., Cbeyond, Inc., Digital River, Inc., Inteliquent, Inc., Keynote Systems, Inc., LogMeIn, Inc., NIC, Inc., Neustar, Inc., Riverbed Technology, Inc., Synchronoss Technologies, Inc. and Websense, Inc., are no longer operating as individual public companies; however, data from these peer companies prior to ceasing operations were used in our analysis.

The Compensation Committee considers the market compensation data provided by CSI, the experience level of each named executive officer and the responsibilities associated with a particular named executive officer’s role as multiple reference points in evaluating the compensation components and aggregate compensation package for each of the named executive officers. Generally, we target our compensation program to fall within a reasonable range around the median of the market compensation data for similarly-sized companies in the industries in which we compete (telecommunications, technology, data center and hosting industries). While we target the median in the aggregate, individual named executive officer compensation may be either below or above the median based on individual circumstances including performance, experience and/or recruiting and retention needs. When our corporate performance exceeds targets established by the Compensation Committee, the total cash compensation paid to our named executive officers, as a group, may exceed targeted total cash compensation levels, which reflects the Compensation Committee’s commitment to pay for performance. When our corporate performance does not meet our established targets, total cash compensation of our named executive officers generally would be below targeted levels, which also reflects a commitment to pay for performance.

Principal Components of our Executive Compensation Program

Base Salary

Base salary is the only fixed component of our named executive officers’ total compensation package. Our annual salary review process is based on our overall annual budget guidelines and is influenced by, among other things, competitive market data (provided by CSI), role and responsibility in our Company and individual performance. Our salary increase philosophy provides for larger increases for higher levels of individual performance.

Annual Performance Review. All employees, including named executive officers, undergo an annual performance review. The employee’s performance for the prior year is evaluated by his or her direct manager.

Our Chief Executive Officer reviews the performance for each executive officer, which includes the individual’s overall responsibilities, specific operational goals and objectives, results and tenure in the particular position. The Chief Executive Officer uses his judgment in assessing those factors in both a quantitative and qualitative manner. Together with the competitive market data, this review guides the Chief Executive Officer’s recommendation for each named executive officer’s salary increase. In February of each year, our Chief Executive Officer reviews the competitive market data along with his recommendations for salary increases with the Compensation Committee. The Compensation Committee makes the final determination of each executive officer’s base salary.

With respect to the performance assessment of the Chief Executive Officer, the Compensation Committee reviews his performance against his pre-defined goals and objectives, the performance of our Company and competitive market data and makes a recommendation to the full Board as to any change in base salary. After considering the recommendation of the Compensation Committee, the full Board (excluding Mr. Aquino), consisting of all independent directors, meets in executive session to determine and approve the Chief Executive Officer’s base salary.

2017 Base Salaries. In our continued effort to focus on performance based compensation and incentives and our philosophy that a majority of the named executive officers’ compensation should be based on achievement of key performance metrics, the Compensation Committee did not approve and/or recommend any salary increases (detailed in the table below) for 2017 for our named executive officers, including our Chief Executive Officer (whose base salary was determined by the Board), as described below. In 2016 and 2017, the Company hired new executive officers and each respective executive officer’s salary was based on market guidelines influenced by competitive market data at the time of hire.

Name	2017 Base Salary Increase (%)	2017 Base Salary ($)
Peter D. Aquino	—	$505,000
Robert M. Dennerlein	—	$275,000
Richard P. Diegnan	—	$225,000
Corey J. Needles	—	$250,000
Andrew G. Day(1)	—	$264,650
(1)	The amount presented for Mr. Day has been converted from Canadian dollars to U.S. dollars based on the exchange rate as of December 31, 2017 of 0.79.

Short-Term (Annual) Incentive Compensation

Our Compensation Committee believes short-term incentive compensation opportunities for named executive officers should be competitive with incentive compensation at peer companies of similar size and companies with whom we compete for exceptional talent. Our corporate financial targets are based on our financial plan approved by the Board. This approach ensures alignment and focus among named executive officers around the attainment of corporate financial targets. The Compensation Committee considers each named executive officer’s performance, experience level and potential to impact our short-term performance when setting an individual’s annual incentive compensation opportunity.

Our Compensation Committee approved awards to named executive officers, and reviewed results achieved compared to corporate targets. The Board (excluding Mr. Aquino) approved any award to Mr. Aquino after receiving recommendations from the Compensation Committee.

2017 Short-Term Annual Incentive Plan. In 2017, we refined our pay for performance focus and aligned all named executive officers with similar corporate and, in the case of our business unit executives, business unit financial goals. Each of our executive officers is eligible to receive an award under our 2017 Short-Term Incentive Plan (the “2017 STIP”) for achievement of revenue, Adjusted EBITDA, free cash flow (EBITDA less capital expenditures) and personal performance targets only if the threshold level for Adjusted EBITDA is achieved. Any award earned under the 2017 STIP to our executive officers, other than our SVPs that lead our two business units, described in more detail below, was tied to the following Board-approved financial targets and personal performance:

•	revenue (20% of potential award);
•	Adjusted EBITDA (50% of potential award);
•	free cash flow (20% of potential award); and
•	discretionary performance (10% of potential award).

Our executive officers that lead our two business units, Messrs. Needles and Day, are focused on these three corporate financial targets in addition to financial targets of their individual business units, and can earn awards only if the minimum threshold level for corporate Adjusted EBITDA and 95% of the individual’s business unit Adjusted EBITDA are achieved. An award earned under the 2017 STIP by either of these two individuals was based on the following allocation:

•	revenue, Adjusted EBITDA and free cash flow for the company in accordance with the allocations outlined above (50% of potential award);
•	financial targets of the particular business unit in accordance with the following allocations (50% of potential award):
○	revenue of the particular business unit (20% of potential award related to business unit performance);
○	Adjusted EBITDA of the particular business unit (50% of potential award related to business unit performance);
○	free cash flow of the particular business unit (20% of potential award related to business unit performance); and
○	discretionary (10% of potential award related to personal performance).

Each named executive officer’s target award is disclosed in the Grants of Plan Based Awards table below.

We believe that the structure of our 2017 STIP appropriately aligns the interests of our executive officers with those of our shareholders.

For 2017, the Compensation Committee (and the Board in the case of our CEO) evaluated our corporate performance, applicable business unit performance and individual performance in determining the awards paid to each named executive officer. Targets for each of the performance objective discussed above are designed to enhance stockholder value, are competitive and support our financial plan and overall business goals. We believe that disclosing the specific goals would put us at a competitive disadvantage. Each named executive officer received an award above the target award in recognition of their respective performance in 2017. The amounts paid to each named executive officer are set forth in the Summary Compensation Table below.

The Compensation Committee and the Board will continue to consider the needs of our Company, particularly as we execute on our turnaround and integration plans, in designing and implementing our cash compensation programs.

Long-Term Equity Incentive Compensation

We grant long-term equity incentive compensation annually under the 2017 Plan, which our shareholders approved at the 2017 annual meeting of shareholders.

Equity Grant Practices. Our Compensation Committee administers our 2017 Plan and approves the amount of and terms applicable to grants and awards to executive officers, other than grants and awards to our Chief Executive Officer, which our full Board approves. In addition to annual grants, the Compensation Committee may approve special grants or awards to executive officers, such as a grant or award to a new hire or for a promotion.

Our Compensation Committee annually reviews long-term equity incentive levels for all executive officers in light of long-term strategic and performance objectives and each executive officer’s role within our Company and current and anticipated contributions to our future performance. In determining the aggregate value of grants for an individual, the Compensation Committee considers the individual’s position, responsibilities, tenure, personal and business unit performance and internal peer equity, as well as the competitive market data provided by CSI.

Our Chief Executive Officer provides input to these decisions, except in the case of his own compensation.

It has been the Compensation Committee’s practice to approve annual grants at its regularly-scheduled meetings in March. The Compensation Committee expects to continue this practice in future years and will attempt to schedule regular meetings to accommodate this practice.

Restricted Stock. For 2017, the Compensation Committee designed our equity program to encourage achieving free cash flow goals and to promote retention of our executive officers. Except for the CEO, each of our named executive officers was granted restricted stock, 50% of which could be earned based on achieving free cash flow goals and 50% was subject to time vesting. The performance-based restricted stock is earned on an all-for-nothing basis.

The performance-based restricted stock was tied to the achievement of free cash flow goals for fiscal year 2017. Free cash flow is defined as net cash flows provided by operating activities minus capital expenditures. The Compensation

Committee selected free cash flow as the performance metric because it is an important measure of how our business operates and is tied to the increase in the trading price of our common stock. The performance-based restricted stock was earned as the Company met the target for free cash flows for fiscal year 2017. We believe that disclosing the specific targets would put us at a competitive disadvantage. However, the free cash flow targets were challenging and supported our overall transformation plan for 2017.

Restrictions on time-vested restricted stock generally lapse in three equal annual installments beginning on the first anniversary of the grant date. Vesting of the shares of restricted stock is conditioned upon continued employment with the Company, and is subject to acceleration upon certain events.

Named executive officers received the following equity awards in 2017 under our annual long-term incentive program:

Name	Number of Shares of Restricted Stock Granted in 2017
Peter D. Aquino	62,500
Robert M. Dennerlein	27,412
Richard P. Diegnan	22,428
Corey J. Needles	24,920
Andrew G. Day	24,262

For the grant date fair values of the restricted stock, please see the Summary Compensation Table and the Grants of Plan-Based Awards Table below.

With respect to Mr. Aquino’s award, 31,250 shares of restricted stock are subject to time-based vesting in three-year annual increments. The remaining 31,250 shares of restricted stock vest when the Company’s common stock trades with a closing price of at least $20.00 for five business days, which days do not need to be consecutive.

Clawback Policy. We have a robust clawback policy that allows us to “clawback” compensation paid to any employee (including any named executive officer) who has engaged in fraud or intentional misconduct in the event of a financial statement restatement.

Mr. Aquino’s Original Sign-On Awards

As a material inducement to Mr. Aquino entering into employment with the Company, Mr. Aquino received 396,250 restricted shares of the Company’s common stock in 2016.

A portion of the shares of restricted stock are subject to time-based vesting, a portion are subject to performance-based vesting based on the Company achieving specified stock price targets, and a portion are subject to vesting based on both the Company achieving specified performance targets based on the Company’s stock price and time-based vesting following the Company’s achievement of those performance targets. The terms of the awards are summarized below.

Performance Awards

•	50,000 restricted shares will be earned and vest when our common stock trades with a closing price of at least $20.00 for five business days.
•	62,500 restricted shares will be earned and vest when our common stock trades with a closing price of at least $30.00 for five business days.
•	62,500 restricted shares will be earned and vest when our common stock trades with a closing price of at least $40.00 for five business days.

For each of these awards, the five business days requirement need not be consecutive and Mr. Aquino must achieve the trading price goal within three years of his date of hire.

Time-Based Awards

•	25,000 restricted shares will vest on the first anniversary of the date of the award if Mr. Aquino is still employed by us on that date.

•	25,000 restricted shares will vest on the second anniversary of the date of the award if Mr. Aquino is still employed by us on that date.
•	25,000 restricted shares will vest on the third anniversary of the date of the award if Mr. Aquino is still employed by us on that date.

Hybrid Awards

•	87,500 restricted shares will be earned when our common stock trades with a closing price of at least $20.00 for five business days.
•	58,750 restricted shares will be earned when our common stock trades with a closing price of at least $30.00 for five business days.

For each of these awards, the five business days requirement need not be consecutive, and Mr. Aquino must achieve the trading price goal within three years of his date of hire. If this target is achieved, then 1/3 of the award will vest annually from the date the target was achieved.

Achievement of Target Price

On October 16, 2017, the target price of $20.00 was achieved and the performance award of 50,000 restricted shares vested on October 16, 2017. In addition, the hybrid award of 87,500 was earned due to the target price of $20.00 and vests annually, 1/3 of the award on each of October 16, 2018, October 16, 2019 and October 16, 2020.

Stock Ownership Guidelines

Our executive officers and non-employee directors have been subject to robust stock ownership guidelines since 2010, which help align their interests with those of our shareholders. These individuals are required to beneficially own a number of shares of company common stock having a value equal to or greater than the following thresholds:

Individual	Multiple
Chief Executive Officer	6.0x base salary
Chief Financial Officer	3.0x base salary
All Other Senior Vice Presidents	2.0x base salary
Non-Employee Directors	5.0x annual retainer

The guidelines require the listed individuals to retain 100% of the shares granted to them by the Company (net of applicable taxes) until the guidelines are achieved. Unrestricted stock held by the individual, including shares purchased on the open market, shares acquired upon exercise of stock options and shares granted by us that have vested, as well as restricted stock still subject to time-based vesting (which are credited toward the guidelines on a pre-tax basis) are credited toward the satisfaction of the ownership guidelines. Unexercised stock options, whether vested or unvested, are not credited toward the satisfaction of the ownership guidelines.

The Board routinely reviews the stock ownership guidelines and may make adjustments to ensure that the interests of executive officers are aligned with our shareholders.

Perquisites Policy

It is our current policy to not provide perquisites to our executive officers. We have, from time to time, offered certain benefits to the named executive officers in connection with their business travel to our corporate headquarters. We provide named executive officers with the same benefits available to all of our salaried employees, including (a) a choice of medical, dental and vision plans; (b) basic and voluntary life insurance; (c) short-term disability, long-term disability and long-term care insurance; and (d) participation in our 401(k) plan, including discretionary Company-matching contributions.

Limitations on the Deductibility of Executive Compensation

Historically, compensation payments in excess of $1 million to the Chief Executive Officer or the other three most highly compensated executive officers (other than the Chief Financial Officer) were subject to a limitation on deductibility by us under Section 162(m) of the Internal Revenue Code of 1986, as amended, with certain exceptions for qualified “performance-based” compensation. While the Compensation Committee has established procedures to help maximize tax deductibility under 162(m), the Compensation Committee has believed and continues to believe it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals.

Federal legislation passed on December 22, 2017 repealed Section 162(m)’s performance-based compensation exemption and the limitation on deductibility generally was expanded to include all individuals who are considered named executive officers in any year beginning after December 31, 2016. As a result, compensation paid to our named executive officers in excess of $1 million may not be deductible for taxable years commencing after December 31, 2017, subject to limited transition relief for arrangements in place as of November 2, 2017, the scope of which is uncertain. Further, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Accordingly, we may pay compensation in future years that does not qualify as performance-based compensation or is otherwise not deductible. Because we have available net operating losses, however, we expect the impact of any non-deductibility to be negligible.

Employment Agreements with the Named Executive Officers

Employment Agreements with Peter D. Aquino

On September 12, 2016, the Company and Mr. Aquino entered into an employment agreement. Under the employment agreement, Mr. Aquino will serve as President and Chief Executive Officer of the Company for the three-year period from September 19, 2016 through September 18, 2019, unless terminated earlier. Mr. Aquino is entitled to an annual base salary of $505,000 and is eligible to receive a target cash bonus in 2017 and beyond of 100% of his base salary. If Mr. Aquino achieves performance goals, he will be able to obtain a maximum potential cash bonus of 200% of base salary, upon the recommendation of the Compensation Committee and the approval of the Board. Pursuant to the employment agreement, Mr. Aquino received a bonus of $585,756 in the first quarter of 2018 for 2017 performance. Mr. Aquino further received a grant of an award of restricted stock with respect to 396,240 shares of common stock of the Company, as mentioned above.

The employment agreement also provides that if Mr. Aquino incurs a qualifying termination other than during a protection period, (which is as defined as a period beginning 120 days prior to a change of control event and ending 24 months after the change of control event), Mr. Aquino shall be entitled to (1) severance payment consisting of Mr. Aquino’s base salary plus annual target bonus amount in equal monthly installments payable over a 12 month period; (2) payment of any earned and unpaid base salary as of termination of his employment; and (3) payment of any earned but unpaid other amounts due as of the termination of his employment.

If Mr. Aquino incurs a qualifying termination during a protection period, (which is as defined as a period beginning 120 days prior to a change of control event and ending 24 months after the change of control event), Mr. Aquino shall be entitled to (1) severance payment consisting of Mr. Aquino’s base salary plus annual target bonus amount multiplied by two (2) in equal monthly installments payable over a 12 month period; (2) payment of any earned and unpaid base salary as of termination of his employment; and (3) payment of any earned but unpaid other amounts due as of the termination of his employment.

Mr. Aquino is entitled to receive the benefits and perquisites we generally provide to our senior executives, including reimbursement for air travel and accommodations for business travel between Northern Virginia and Atlanta.

On March 16, 2018, the Company and Mr. Aquino amended the employment agreement, dated September 12, 2016. The principal changes to the employment agreement consist of the following: (i) at the end of the current term of the employment agreement, which is due to end on September 19, 2019, the term will automatically renew for successive one-year periods unless either party provides advance written notice of non-renewal; and (ii) non-renewal of the employment agreement by the Company is treated as a Qualifying Termination (as defined in the employment agreement) of Mr. Aquino’s employment, which will entitle Mr. Aquino to severance pay and other benefits.

Employment Arrangements with Robert M. Dennerlein

Pursuant to the terms of an offer letter dated as of October 28, 2016, by and between the Company and Mr. Dennerlein, Mr. Dennerlein will receive (i) an annual base salary of $275,000; (ii) an annual cash incentive bonus based upon criteria established by the Company’s Board or Compensation Committee at a target level of 50% of base salary and a maximum level of 100% of base salary; (iii) an annual restricted stock grant in a value equal to one times base salary, subject to three-year vesting, 50% of which shall be subject to time-based vesting and 50% of which shall be subject to performance-based vesting as determined by the Company’s Board or Compensation Committee; (iv) upon termination following ninety (90) days of employment by the Company, severance equal to twelve (12) months of base salary and payment of the costs of COBRA coverage through the severance period, and (v) customary benefits, including paid vacation days.

Employment Arrangements with Richard P. Diegnan

Pursuant to the terms of an offer letter dated as of November 7, 2016, by and between the Company and Mr. Diegnan, Mr. Diegnan will receive (i) an annual base salary of $225,000; (ii) an annual cash incentive bonus based upon criteria established by the Company’s Board or Compensation Committee at a target level of 50% of base salary; (iii) potential additional cash bonus up to 75% of base salary, subject to Compensation Committee discretion; (iv) an annual restricted stock grant in a value equal to one times base salary, subject to three-year vesting, 50% of which shall be subject to time-based vesting and 50% of which shall be subject to performance-based vesting as determined by the Company’s Board or Compensation Committee; (v) upon termination following ninety (90) days of employment by the Company, severance equal to twelve (12) months of base salary and payment of the costs of COBRA coverage through the severance period; and (vi) customary benefits, including paid vacation days.

Employment Arrangements with Corey J. Needles

Pursuant to the terms of an offer letter dated as of January 3, 2017, and by and between the Company and Mr. Needles, Mr. Needles will receive (i) an annual base salary of $250,000; (ii) an annual cash incentive bonus based upon criteria established by the Company’s Board or Compensation Committee at a target level of 50% of base salary; (iii) an annual restricted stock grant at the discretion of the Compensation Committee, subject to three-year vesting, 50% of which shall be subject to time-based vesting and 50% of which shall be subject to performance-based vesting as determined by the Company’s Board or Compensation Committee; (iv) upon termination following six (6) months of employment by the Company, severance equal to twelve (12) months of base salary; and (v) customary benefits, including paid vacation days.

Employment Arrangements with Andrew G. Day

Pursuant to the terms of an offer letter dated as of April 1, 2017, and by and between the Company’s subsidiary and Mr. Day, Mr. Day will receive (i) an annual base salary of $335,000 CAD; (ii) an annual cash incentive bonus based upon criteria established by the Company’s Board or Compensation Committee at a target level of 50% of base salary; (iii) an annual restricted stock grant in a value equal to one times base salary, subject to three-year vesting, 50% of which shall be subject to time-based vesting and 50% of which shall be subject to performance-based vesting as determined by the Company’s Board or Compensation Committee; (iv) upon termination following six (6) months of employment by the Company, severance equal to twelve (12) months of base salary and payment of the costs of benefits as required pursuant to Canada’s Employment Standards Act, 2000; and (v) customary benefits, including paid vacation days.

Potential Payments upon Termination or Change in Control

The tables below illustrate for each of Messrs. Aquino, Dennerlein, Diegnan, Needles and Day the amounts that he would receive under the applicable termination scenario as of December 31, 2017.

Peter D. Aquino

Benefit	Termination For Cause ($)	Termination Without Cause ($)	Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)	Termination following a Change in Control ($)
Severance payment	—	$505,000	—	—	$505,000
Bonus	—	—	—	—	—
Continued benefits	—	—	—	—	—
Life Insurance Payment	—	—	—	$505,000	—
Payment for Outstanding Equity Awards	—	—	—	—	$7,206,963
Total	—	$505,000	—	$505,000	$7,711,963

In addition to the severance payment, Mr. Aquino would be entitled to any Accrued Obligation under Article III “Termination Benefit” under his Employment Agreement dated September 12, 2016. Accrued Obligations include payment of any earned and unpaid Base Salary as of Termination of Employment, and payment of any earned but unpaid other amounts due as of the Termination of Employment, including but not limited to, any unpaid, earned bonus pursuant to the Company’s short-term incentive plan as well as 401(k) matching dollars earned as of Termination of Employment pursuant to the terms of the 401(k) Savings Plan.

Robert M. Dennerlein

Benefit	Termination For Cause ($)	Termination Without Cause ($)	Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)	Termination following a Change in Control ($)
Severance payment	—	$275,000	—	—	$275,000
Bonus	—	—	—	—
Continued Benefits	—	$19,620	—	—	$19,619
Life Insurance Payment	—	—	—	$275,000	—
Payment for Outstanding Equity Awards	—	—	—	—	$430,643
Total	—	$294,620	—	$275,000	$725,262

Richard P. Diegnan

Benefit	Termination For Cause ($)	Termination Without Cause ($)	Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)	Termination following a Change in Control ($)
Severance payment	—	$225,000	—	—	$225,000
Bonus	—	—	—	—	—
Continued Benefits	—	$19,620	—	—	$19,620
Life Insurance Payment	—	—	—	$225,000	—
Payment for Outstanding Equity Awards	—	—	—	—	$352,344
Total	—	$244,620	—	$225,000	$596,964

Corey J. Needles

Benefit	Termination For Cause ($)	Termination Without Cause ($)	Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)	Termination following a Change in Control ($)
Severance payment	—	$250,000	—	—	$250,000
Bonus	—	—	—	—	—
Continued Benefits	—	—	—	—	—
Life Insurance Payment	—	—	—	$250,000	—
Payment for Outstanding Equity Awards	—	—	—	—	$391,493
Total	—	$250,000	—	$250,000	$631,493

Andrew G. Day

Benefit	Termination For Cause ($)	Termination Without Cause ($)	Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)	Termination following a Change in Control ($)
Severance payment	—	$264,650	—	$264,650	$264,650
Bonus	—	—	—	—	—
Continued Benefits	—	—	—	—	$2,103
Life Insurance Payment	—	—	—	—	—
Payment for Outstanding Equity Awards	—	—	—	—	$381,156
Total	—	$264,650	—	$264,650	$647,909

Mr. Day is paid in Canadian dollars. For this table, amounts were converted in US dollars based on the exchange rate on December 31, 2017.

Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the Company is required to provide the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”). The Company’s PEO is Mr. Aquino. The purpose of the pay ratio disclosure is to provide a measure of the equitability of pay within the organization.

We believe executive pay must be internally consistent and equitable to motivate our employees to create shareholder value. We are committed to internal pay equity, and the Compensation Committee monitors the relationship between the pay our executive officers receive and the pay our non-managerial employees receive.

For 2017, our last completed fiscal year, the median employee’s compensation, Mr. Aquino’s compensation and the estimated ratio is as follows:

Median employee’s total annual compensation	$72,775
Mr. Aquino’s total annual compensation	$1,958,669
Estimated ratio of PEO to median employee compensation	26.9 to 1

We identified the median employee by examining the 2017 total cash compensation for all individuals, excluding our CEO, who were employed by us on December 22, 2017, the last day of our payroll year. We included all employees, whether employed on a full-time, part-time, or seasonal basis, except for eight employees located in the United Kingdom and one employee located in Singapore, as the number of employees in those locations is less than 2% of all employees. As of December 22, 2017, we employed 325 employees in the United States and 178 outside of the United States for a total number of 503 employees worldwide. We also did not include employees of SingleHop, as we acquired this company on February 28, 2018. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation. We believe the use of total cash compensation for all employees is a consistently applied compensation measure, because we do not widely distribute annual equity awards to employees. Approximately nine percent of our employees receive annual equity awards.

After identifying the median employee based on total cash compensation, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2017 Summary Compensation Table later in this proxy statement.

This pay ratio is a reasonable estimate calculated in a manner consistent with applicable rules and guidance promulgated by the SEC as of the date of this proxy statement. We have derived this estimate based on our payroll and employment records and the methodologies described above and set forth in the Summary Compensation Table. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Summary Compensation Table

The following table presents information regarding compensation for our named executive officers for services rendered during 2017, 2016 and 2015.

Name and Principal Position(1)	Year	Salary	Bonus	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Peter D. Aquino President and Chief Executive Officer	2017	$505,000	$—	$860,000	$585,756	$7,913	$1,958,669
	2016	135,961	142,508	1,201,800	—	—	1,480,269

Robert M. Dennerlein Chief Financial Officer	2017	275,000	—	287,768	184,488	16,448	763,704
	2016	31,730	—	—	—	—	31,730

Richard P. Diegnan Senior Vice President and General Counsel	2017	225,000	—	235,444	180,490	15,976	656,910

Corey J. Needles Senior Vice And General Manager, INAP USA	2017	230,769	—	261,606	159,109	11,614	663,098

Andrew G. Day(5) Senior Vice President and General Manager, INAP International	2017	188,309	—	260,680	135,989	—	584,978
(1)	Information is not presented for years in which the individual was not a named executive officer.
(2)	Represents the full grant date fair value of restricted stock awards granted in the years shown, calculated in accordance with FASB ASC Topic 718. We value restricted stock based on the closing market price of our common stock reported on Nasdaq on the applicable grant dates. For valuation assumptions, see Note 12 to our Consolidated Financial Statements for the fiscal years ended December 31, 2017 and December 31, 2016, and Note 13 to our Consolidated Financial Statements for the fiscal year ended December 31, 2015. The values in this column may not correspond to the actual dollar value that the named executive officer will realize at the time that the restricted stock vests.
(3)	Represents amounts earned under our annual short-term incentive plans. The amounts reported for 2017 were earned under our 2017 STIP and paid in March 2018.
(4)	The compensation listed in this column for 2017 includes: (a) matching contributions under our 401(k) savings plan to each of the named executive officers as follows: $4,759 for Mr. Dennerlein and $3,894 for Mr. Diegnan; and (b) medical benefits for each of the named executive officers as follows: $7,913 for Mr. Aquino; $11,688 for Mr. Dennerlein; $12,082 for Mr. Diegnan and $11,614 for Mr. Needles.
(5)	The amounts presented for Mr. Day has been converted from Canadian dollars to U.S. dollars based on the annual average exchange rate of .78.

Grants of Plan-Based Awards

The following table provides information about plan-based awards granted to the named executive officers in 2017:

		Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All Other Stock Awards(3) (#)	Grant Date Fair Value of Stock Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Peter D. Aquino
Performance Stock Award	6/21/2017				—	31,250	31,250	—	$430,000
Restricted Stock Award	6/21/2017				—	—	—	31,250	430,000
STIP 2017		$252,500	$505,000	$631,250

Robert M. Dennerlein
Performance Stock Award	2/13/2017				—	6,986	6,986	—	51,417
Performance Stock Award	6/21/2017				—	6,720	6,720	—	92,467
Restricted Stock Award	2/13/2017				—	—	—	6,986	51,417
Restricted Stock Award	6/21/2017				—			6,720	92,467
STIP 2017		68,750	137,500	343,750

Richard P. Diegnan
Performance Stock Award	2/13/2017				—	5,716	5,716		42,070
Performance Stock Award	6/21/2017				—	5,498	5,498		75,652
Restricted Stock Award	2/13/2017							5,716	42,070
Restricted Stock Award	6/21/2017				—			5,498	75,652
STIP 2017		56,250	112,500	281,250

Corey J. Needles
Performance Stock Award	2/13/2017				—	6,351	6,351		46,743
Performance Stock Award	6/21/2017				—	6,109	6,109		84,060
Restricted Stock Award	2/13/2017				—			6,351	46,743
Restricted Stock Award	6/21/2017				—			6,109	84,060
STIP 2017		57,692	115,384	288,461

Andrew Day
Performance Stock Award	2/13/2017				—	5,716	5,716		42,070
Performance Stock Award	6/21/2017				—	6,415	6,415		88,270
Restricted Stock Award	2/13/2017				—			5,716	42,070
Restricted Stock Award	6/21/2017				—			6,415	88,270
STIP 2017		46,481	92,962	232,406
(1)	Amounts in these columns represent the threshold, target and maximum awards set for the 2017 STIP. Threshold awards reflect minimum Adjusted EBITDA targets as discussed above. The payments under the 2017 STIP were paid in March 2018.
(2)	Under the 2017 Plan, stock options and stock appreciation rights are not authorized and cannot be granted. The performance-based restricted stock awards were granted under the 2014 Stock Plan and 2017 Plan to our named executive officers. The shares of restricted stock will be earned based on achieving certain performance objectives as discussed in more detail under CD&A- Long-Term Incentive Compensation. Vesting of the shares of restricted stock is conditioned upon continued employment with INAP, and is subject to acceleration upon certain events. The awards have been adjusted for the 1-for-4 reverse stock split completed on November 20, 2017.
(3)	We granted the performance and restricted stock under our 2014 Stock Plan and 2017 Plan to named executive officers. The shares of restricted stock generally vest annually in three equal installments beginning on the first anniversary of the grant date.
(4)	Represents the full grant date fair value of performance and restricted stock granted in 2017, calculated in accordance with FASB ASC Topic 718. For valuation assumptions, see footnote 2 to the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

The following table lists the outstanding stock options and restricted stock awards for each named executive officer as of December 31, 2017:

		Stock Awards
Name	Grant Date	Number of Shares of Stock That Have not Vested(1) (#)		Market Value of Shares of Stock That Have Not Vested(2) ($)	Equity incentive plan awards: Number of Unearned shares, units or other rights that have not vested(3) (#)		Market Value of Shares of Stock That Have Not Vested(2) ($)
Peter D. Aquino	9/19/2016	50,000	(4)	$785,500	183,750	(5)	$2,886,712
	9/19/2016	87,500	(6)	1,374,625	—		—
	6/21/2017	31,250		490,938	31,250		490,938

Robert M. Dennerlein	2/13/2017	6,986		109,750	6,986		109,750
	6/21/2017	6,720		105,571	6,720		105,571

Richard P. Diegnan	2/13/2017	6,351		89,798	6,351		89,798
	6/21/2017	6,109		86,374	6,109		86,374

Corey J. Needles	2/13/2017	6,351		99,774	6,351		99,774
	6/21/2017	6,109		95,972	6,109		95,972

Andrew G. Day	2/13/2017	5,716		89,798	5,716		89,798
	6/21/2017	6,415		100,780	6,415		100,780
(1)	The shares of restricted stock reported in this column vest annually in three equal installments beginning on the first anniversary of the grant date, with the exception of the awards granted on September 19, 2016 to Mr. Aquino, which are detailed in footnote 6 below. Vesting of the shares of restricted stock is conditioned upon continued employment with INAP, and is subject to acceleration upon certain events. The awards have been adjusted for the 1-for-4 reverse stock split completed on November 20, 2017.
(2)	The dollar values are calculated using a per share stock price of $15.71, the closing price of our common stock reported on Nasdaq on December 29, 2017.
(3)	The shares of performance-based restricted stock reported in this column have not been earned. The awards reported in this column with the exception of the awards granted on September 19, 2016 to Mr. Aquino, which are detailed in footnote 5 below, will be earned based on achieving performance objectives. The shares are reported at target. The awards have been adjusted for the 1-for-4 reverse stock split completed on November 20, 2017.
(4)	Mr. Aquino was granted time-based restricted stock. Of the awards reported, 25,000 restricted shares will vest on the second anniversary of the date of the award if Mr. Aquino is still employed by us on that date and 25,000 restricted shares will vest on the third anniversary of the date of the award if Mr. Aquino is still employed by us on that date. The awards have been adjusted for the 1-for-4 reverse stock split completed on November 20, 2017.
(5)	In connection with the hiring of Mr. Aquino, he was granted performance-based restricted stock. Of the awards reported, 62,500 restricted shares will be earned and vest when our common stock trades with a closing price of more than $30.00 for five business days and 62,500 restricted shares will be earned and vest when our common stock trades with a closing price of more than $40.00 for five business days. In addition, he was granted performance-based restricted stock that will be earned based on meeting performance criteria and will vest 1/3 annually on each anniversary of meeting the applicable performance target. Of the awards reported, 58,750 restricted shares will be earned when our common stock trades with a closing price of more than $30.00 for five business days. The business days need not be consecutive and Mr. Aquino must achieve the trading price goal within three years of his date of hire. The awards are reported at target. On October 16, 2017, the target price of $20.00 was achieved and the performance award of 50,000 restricted shares vested on October 16, 2017. The awards have been adjusted for the 1-for-4 reverse stock split completed on November 20, 2017.
(6)	The hybrid award of 87,500 was earned due to the achievement of the target price of $20.00 and vests annually, 1/3 of the award on each of October 16, 2018, October 16, 2019 and October 16, 2020. The awards have been adjusted for the 1-for-4 reverse stock split completed on November 20, 2017.

Option Exercises and Stock Vested in 2017

The following table provides information with respect to option exercises and restricted stock that vested during 2017:

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Peter D. Aquino	75,000	$1,425,000
Robert M. Dennerlein	—	—
Richard P. Diegnan	—	—
Corey J. Needles	—	—
Andrew Day	—	—
(1)	The value realized on the vesting of restricted stock is equal to the number of shares of restricted stock vested multiplied by the closing price of our common stock on the vesting date. The awards have been adjusted for the 1-for-4 reverse stock split completed on November 20, 2017.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on this review and discussion, recommends that the Compensation Discussion and Analysis be included in the proxy statement and filed with the SEC.

The Compensation Committee

Charles B. Coe, Chairman
Patricia L. Higgins
Lance L. Weaver
Debora J. Wilson

CERTAIN RELATIONSHIPS AND TRANSACTIONS

As part of our Code of Conduct, available in the “Corporate Governance” section on the Investor Relations page of our website at www.INAP.com, employees, officers and directors are expected to make business decisions and take actions based upon the best interests of our Company and not based upon personal relationships or benefits.

The Nominations and Governance Committee reviews for approval all direct or indirect transactions or proposed transactions with any officer or director (or their family members) or any person in which any officer or director of our company has any interest. Our Nominations and Governance Committee Charter includes our policy concerning review of related person transactions. To identify any transactions with such related persons, each year we require our officers and directors to complete questionnaires identifying any transactions with the Company in which the officer or director or their family members have an interest. Additionally, at the end of each fiscal quarter, certain employees, including all named executive officers, are required to confirm to us that they have not engaged in any transaction that would be required to be disclosed in our proxy statement.

The Nominations and Governance Committee will approve only those related person transactions that are in the best interests of the Company and its shareholders (or not inconsistent with the best interests of the Company or its shareholders).

During the year ended December 31, 2017, we did not engage in any transactions, nor are any such transactions currently proposed, in which a related person had or will have a direct or indirect material interest, except as set forth below.

The following are certain transactions, arrangements and relationships with our directors and executive officers:

Effective November 1, 2016, INAP leases office space in Reston, VA from Broad Valley Capital, LLC, a company 50% owned by Mr. Aquino and 50% by Mr. Diegnan. The lease is at-cost from Broad Valley Capital to INAP and total payment for rent, plus furniture, copier, office supplies, broadband and other in 2017 was $138,371.

The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

AUDIT & FINANCE COMMITTEE REPORT

The Audit & Finance Committee (formerly, the Audit Committee) of the Board consists of four directors who are independent under Nasdaq rules, the Exchange Act, and rules of the SEC, as applicable to audit committee members. The Audit & Finance Committee represents and assists the Board in fulfilling its oversight responsibility regarding the integrity of the Company’s financial statements and the financial reporting and accounting process, the systems of internal accounting and financial controls, the performance of the internal audit function and the independent registered public accounting firm, the qualifications and independence of the registered public accounting firm, the annual independent audit of our financial statements and compliance with legal and regulatory requirements. In 2018, the Audit & Finance Committee expanded its responsibility to include oversight of the Company’s financial strategy, capital structure, banking relationships and tax policies.

The Audit & Finance Committee is directly responsible in its capacity as a committee of the Board for appointing, retaining, compensating, overseeing, evaluating and terminating (if appropriate) the Company’s independent registered public accounting firm. The Company’s management has primary responsibility for the financial statements and the financial reporting process, including the application of accounting and financial principles, the preparation, presentation and integrity of the financial statements and the systems of internal controls and other procedures designed to promote compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the company’s financial statements with generally accepted accounting principles and for auditing the effectiveness of the Company’s internal control over financial reporting.

The Audit & Finance Committee has taken steps to provide assurances regarding Audit & Finance Committee composition and procedures, the independence of the company’s independent registered public accounting firm and the integrity of the Company’s financial statements and disclosures. These steps include: (a) reviewing the Audit & Finance Committee Charter; (b) reviewing the Code of Conduct; (c) maintaining a procedure to allow employees, shareholders and the public to report concerns regarding the Company’s financial statements, internal controls and disclosures through the Ethics Hotline; and (d) reviewing procedures for the Audit & Finance Committee to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm.

As part of its supervisory duties, the Audit & Finance Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2017 and discussed those financial statements with the Company’s management, internal auditors and independent registered public accounting firm with and without management present. The Audit & Finance Committee also reviewed and discussed the following with the Company’s management, the internal auditors and independent registered public accounting firm with and without management present:

•	accounting and financial principles and significant assumptions, estimates and matters of judgment used in preparing the financial statements;
•	revenue recognition;
•	goodwill and other intangible assets;
•	property and equipment;
•	exit activities and restructuring;
•	income taxes;
•	stock-based compensation;
•	capitalized software costs; and
•	system of internal control.

The Audit & Finance Committee has discussed with the Company’s independent registered public accounting firm the results of the independent registered public accounting firm’s examinations and the judgments of the independent registered public accounting firm concerning the quality, as well as the acceptability, of the Company’s accounting principles and such other matters that it is required to discuss with the independent registered public accounting firm under applicable rules, regulations or generally accepted auditing standards, including the matters required to be discussed by the rules of the Public Company Accounting Oversight Board (“PCAOB”). The Audit & Finance

Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the standards of the PCAOB in Audit Standard AS 1301. In addition, the Audit & Finance Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit & Finance Committee concerning independence rules and has discussed their independence from the company and the Company’s management with them, including a consideration of the compatibility of non-audit services with their independence, the scope of the audit and the scope of all fees paid to the independent registered public accounting firm during the year. After and in reliance upon the reviews and discussions described above, the Audit & Finance Committee recommended to the Company’s Board of Directors that the audited financial statements for the fiscal year ended December 31, 2017 be included in the Company’s Annual Report on Form 10-K for the year then ended that was filed with the SEC.

Audit & Finance Committee

Gary M. Pfeiffer, Chairman
David B. Potts
Peter J. Rogers, Jr.
Daniel C. Stanzione

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On February 13, 2018, our Audit & Finance Committee appointed BDO USA, LLP to continue to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018. In March 2017, the Audit & Finance Committee appointed BDO as the Company’s independent registered public accounting firm for the fiscal year 2017.

Shareholder ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board, however, is submitting the selection of BDO USA, LLP to our shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the selection, the Audit & Finance Committee will reconsider whether to retain this firm. Even if the selection is ratified, the Audit & Finance Committee in its discretion may decide to appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our shareholders. A representative of BDO USA, LLP will be present at the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Independent Auditor’s Fees

The following table shows the aggregate fees for professional services provided by BDO USA, LLP and PricewaterhouseCoopers LLP (who served as the Company’s independent public accountants for the fiscal year ended December 31, 2016) for the fiscal years ended December 31, 2017 and 2016, respectfully:

	2017	2016
Audit Fees(1)	$1,157,696	$1,789,007
Audit-Related Fees(2)	205,927	—
Tax Fees(3)	135,807	25,000
All Other Fees(4)	—	5,509
Total	$1,499,430	$1,819,516
(1)	Fees related to the audit of our annual financial statements, including the audit of the effectiveness of internal control over financial reporting, reviews of the quarterly financial statements filed on Forms 10-Q and international statutory filings.
(2)	Fees related to services for due diligence and information technology threats and safeguards.
(3)	Fees related to services performed in conjunction with other professional services, such as transfer pricing.
(4)	Fees related to other services such as XBRL.

Approval of Audit and Permissible Non-Audit Services

Our Audit & Finance Committee Charter requires the Audit & Finance Committee to review and approve all audit services and all permissible non-audit services to be performed for us by our independent registered public accounting firm. The Audit & Finance Committee will not approve any services that are not permitted by SEC rules.

The Audit & Finance Committee pre-approved all audit and audit related, tax and non-audit related services to be performed for us by our independent registered public accounting firm.

Your Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of BDO USA, LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2018.

PROPOSAL 3
ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION

We are asking shareholders to indicate their support for our named executive officer compensation, as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their view on compensation for our named executive officers. The say-on-pay vote is advisory and, therefore, not binding on us. Our Board and Compensation Committee value the opinions of our shareholders and will review and consider the voting results when making future decisions regarding our executive compensation program. The say-on-pay vote is required pursuant to Section 14A of the Exchange Act of 1934, as amended. In 2017, our shareholders voted on an advisory basis to hold say-on-pay votes annually. Based on those results, the Board adopted a policy of providing a say-on-pay vote each year.

Rationale and Scope of Proposal

As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured the executive compensation program to achieve the following key objectives:

•	attract and retain talented executive officers who will lead our Company and achieve and inspire superior performance;
•	provide incentives for achieving specific near-term business unit and corporate goals and reward the attainment of those goals at pre-established levels;
•	provide incentives for achieving longer-term financial goals and reward attaining those goals; and
•	align the interests of executive officers with those of the shareholders through incentives based on increasing shareholder value.

The executive compensation program achieves these objectives, in part, by:

•	balancing fixed compensation (base salaries) with performance-based compensation (annual bonuses and long-term incentives);
•	rewarding annual performance while maintaining emphasis on longer-term objectives; and
•	blending cash, non-cash, short- and long-term compensation components and current and future compensation components.

We urge shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in more detail how our executive compensation program operates and is designed to achieve our compensation objectives. We also encourage shareholders to read the Summary Compensation Table and other related compensation tables and narratives, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to our recent and long-term success.

Recommendation of the Board

In accordance with the rules of the SEC, and as a matter of good corporate governance, we ask shareholders to approve the following advisory resolution:

RESOLVED, that our shareholders approve, on an advisory basis, the compensation of our named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narratives in the proxy statement for our 2018 Annual Meeting of Shareholders.

Voting

This Proposal is non-binding on us and our Board. Marking the proxy card “For” indicates support; marking the proxy card “Against” indicates lack of support. You may abstain by marking the “Abstain” box on the proxy card.

Your Board of Directors unanimously recommends that you vote FOR approval of the advisory resolution approving executive compensation.

PROPOSAL 4
APPROVAL OF AMENDMENTS TO THE
INTERNAP CORPORATION 2017 STOCK INCENTIVE PLAN

General and Summary of Amendment No. 1

We are asking our shareholders to approve certain amendments to the Internap Corporation 2017 Stock Incentive Plan, referred to as 2017 Plan. Amendment No. 1, among other things, effectuates the following changes:

•	Increase in Shares Available for Grant. To help support our business transformation initiatives and promote responsible use of cash, we are proposing to increase the aggregate number of shares available for grant that may be issued under the 2017 Plan by 1,000,000. The Compensation Committee approved this increase available for grants and awards under the 2017 Plan in February 2018 after taking into account our historical use of equity and potential future equity usage.
•	Director Retirement Provisions. To provide that outstanding stock awards of a retiring director may vest due to acceleration, at the sole discretion of the Board, prior to the minimum vesting period without affecting the 5% exception, because a more significant portion of director compensation is now paid in shares of restricted stock.
•	Employment Agreement Provisions. Amendments to provide that stock awards in employment agreements may vest prior to the minimum vesting period due to contractual acceleration without affecting the 5% exception.

The following summary of the material terms of the 2017 Plan is qualified by reference to the full text of the 2017 Plan.

The 2017 Plan currently permits us to authorize the granting of awards to our directors or employees in the form of restricted stock or restricted stock units, which are subject to restrictions on transferability and subject to forfeiture on terms set by the Compensation Committee.

Common Stock Available under the 2017 Plan

The Board recommends that shareholders approve an increase the aggregate number of shares of Common Stock that we may issue under the 2017 Plan by 1,000,000 shares. If shareholders approve this increase, the aggregate number of shares that will be available for grants and awards under the 2017 Plan will be 2,125,000 shares. The Board is asking for the increase, in order to attract, retain and compensate our employees and directors and align the interests of our shareholders with management. As of April 9, 2018, 685,701 shares of restricted stock have been granted pursuant to the 2017 Plan, and if the increase is not approved, 439,299 shares are available for future awards under the 2017 Plan.

If the amendment to increase the number of shares under the 2017 Plan is not approved, we would have fewer awards to grant to employees and directors, and we would have fewer performance measures to use in our compensation program. Accordingly, our Board recommends the approval of the amendments to the 2017 Plan.

The 2017 Plan Includes Features Designed to Protect Shareholder Interests

The 2017 Plan includes a number of provisions that we believe promote best compensation and governance practices. These provisions include, but are not limited to, the following:

•	Reasonable Share Counting Provisions. In general, when awards granted under the 2017 Plan are forfeited or canceled, the shares reserved for those awards would be returned to the share reserve and be available for future awards. However, shares of common stock that are withheld via the payment of tax withholding obligations in connection with any award would not be returned to the share reserve.
•	Minimum Vesting Requirements. The minimum vesting period over which awards under the 2017 Plan shall vest is one year from the date the award is granted. The Compensation Committee may grant awards for an aggregate number of shares not to exceed 5% of the total number of shares available for issuance under the 2017 Plan that have no vesting period or a vesting period which lapses in full prior to a participant’s completion of less than one year of service following the grant date.
•	No Evergreen Provision. There is no “evergreen” feature pursuant to which the shares authorized for issuance under the 2017 Plan could be automatically replenished.

•	Continued Broad-Based Eligibility for Equity Awards. The 2017 Plan would continue to permit us to grant equity awards to a significant number of our employees, as we have in the past. By doing so, we link employee interests with shareholder interests throughout the organization and motivate our employees to act as owners of the business.
•	No Automatic Grants. The 2017 Plan would not provide for automatic grants to any participant.
•	No Tax Gross-Ups. The 2017 Plan would not provide for any tax gross-ups.
•	Clawback Policies. Unless otherwise determined by the Compensation Committee, all awards under the 2017 Plan would be subject to any “clawback” or similar policies relating to the recovery of compensation that we may adopt from time to time, or that may be required by any applicable law or stock exchange listing requirement.
•	Shareholder Approval for Material Amendments. All material amendments, including Amendment No. 1, to the 2017 Plan must be approved by our shareholders.
•	Administered by Independent Committee. The 2017 Plan would be administered by our Compensation Committee, which is composed entirely of independent directors.

Determination of the Number of Shares Reserved for Issuance under the 2017 Plan

The Compensation Committee has determined that an additional 1,000,000 shares of common stock would be reserved for issuance under the 2017 Plan for a total of 2,125,000 shares.

In assessing the number of additional shares to be authorized for issuance under the 2017 Plan, the Compensation Committee considered, among other things, our compensation philosophy and practices, our anticipated compensation needs, our historic burn rate, overhang and dilution and the publicly-available positions of certain shareholder advisory firms and institutional investors.

The additional shares under the 2017 Plan is a conservative request which we believe is designed to manage our equity compensation needs in light of our new management and desire toward granting full value shares rather than options. Upon shareholder approval of the amendment to 2017 Plan, our dilution would be approximately 7.5% based on 22,895,639 fully-diluted shares outstanding. Our 3-year gross burn rate has varied between approximately 2.54% in 2017 to 6.45% in 2016 and the 3-year historical gross burn rate average has been approximately 4.58%.

The Board believes that the dilutive effect of our equity compensation generally has been low, relative to our industry and peer group. If the amendment to the 2017 Plan is approved, it will increase dilution, but the Board believes that the dilutive effect of the 2017 Plan is reasonable and customary within our industry, especially in light of the importance of equity compensation in attracting and retaining talent in the information technology industry.

Consequently, despite compensation practices that are generally consistent with our industry, our share usage rate may be somewhat higher in comparison with certain industry levels and peer groups. The Board believes that our share usage rate is reasonable in light of our compensation strategy and strategic objective.

Summary of Material Terms of the 2017 Plan

The following discussion summarizes the material terms of the 2017 Plan and Amendment No. 1. This discussion does not purport to be complete and is qualified in its entirety by reference to the 2017 Plan and Amendment No. 1, a copy of which is attached hereto as Annex A.

Administration

The 2017 Plan is administered by our Compensation Committee, which is composed entirely of non-employee directors within the meaning of Rule 16b-3 and outside directors under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Subject to the provisions of the 2017 Plan, in its capacity as the 2017 Plan’s administrator, the Compensation Committee is authorized to do all things that it determines to be necessary or appropriate in connection with the administration of the 2017 Plan. All decisions, determinations and interpretations by the Compensation Committee regarding the 2017 Plan and awards granted under the 2017 Plan are final and binding on all participants and other persons holding or claiming rights under the 2017 Plan or an award under the 2017 Plan. The Compensation Committee may authorize a delegate to make grants under the 2017 Plan to any participants other than insiders and covered employees. Furthermore, the Compensation Committee as a condition to making any grant under the 2017 Plan shall have the right to require the employee or director to execute an agreement which makes the employee or director subject to non-competition provisions and other restrictive covenants or conditions which run in favor of the Company.

Participants

Any person who is a current employee of our Company or of a subsidiary, parent or affiliate of our Company is eligible to receive an award under the 2017 Plan. In addition, non-employee directors are eligible to receive an award under the 2017 Plan. As of April 2, 2018, approximately 70 employees and eight non-employee directors are eligible to participate in the 2017 Plan.

Shares Subject to the 2017 Plan and to Awards

Subject to changes in our capitalization, if the amendment is approved, the aggregate number of shares of our common stock available for issuance for all awards under the 2017 Plan would not exceed 2,125,000 shares. The shares issued pursuant to awards granted under the 2017 Plan may be shares that are authorized and unissued or issued shares that were reacquired by us, including shares purchased in the open market. No employee or director in any calendar year shall be granted awards with respect to more than 350,000 shares of our common stock.

Shares subject to an award under the 2017 Plan could not again be made available for issuance under the 2017 Plan if such shares were shares delivered or withheld by us to pay the withholding taxes related to an award. Shares subject to awards that have been canceled, forfeited or otherwise not issued under an award and shares subject to awards settled in cash would not count as shares issued under the 2017 Plan and not count against the 2,125,000 limit.

Director Compensation Limits

The 2017 Plan contains limits on the amount of compensation awarded to non-employee directors. Under the 2017 Plan, a non-employee director may receive no more than $500,000 in total value any fiscal year. For purposes of the $500,000 cap, director fees paid in cash and the grant date fair value of stock awards awarded to the director are counted against the limit. The Board may award additional compensation to a director in the event that the circumstances warrant, provided that the director whose compensation would exceed the limit must recuse himself or herself from such approval.

Restricted Stock and RSUs

Restricted stock awards are designed to result in the issuance of common stock. Under the 2017 Plan, the grant, issuance and vesting of restricted stock would be subject to conditions (including continued employment or performance conditions) that the Compensation Committee deems appropriate. RSU awards under the 2017 Plan may be settled in either cash or stock, in the Compensation Committee’s discretion.

The minimum vesting period over which awards under the 2017 Plan shall vest is one year from the date the award is granted. The Compensation Committee may grant awards for an aggregate number of shares not to exceed 5% of the total number of shares available for issuance under the 2017 Plan that have no vesting period or a vesting period which lapses in full prior to a participant’s completion of less than one year of service following the grant date.

Except as otherwise set forth in a stock grant certificate, when a participant becomes the holder of record of stock issued as a restricted stock award, the participant would have all voting, dividend and dividend equivalent, liquidation rights and other rights with respect to such shares of stock during the restricted period. When granting a restricted stock award, the Compensation Committee shall provide that any cash dividends paid with respect to the award will be reinvested into additional stock, subject to deferral and contingent payment based on the participant’s achievement of any performance objectives, time vesting or other conditions that the Compensation Committee may establish with respect to the restricted stock award.

Participants would not have voting rights with respect to shares underlying RSUs unless and until the participant becomes the record owner of such shares. Participants would be entitled to receive dividends or dividend equivalents with respect to shares underlying RSUs only to the extent provided by the Compensation Committee. In the Compensation Committee’s discretion, a stock grant certificate evidencing a restricted stock award may provide for the vesting and settlement of restricted stock after a participant’s death, disability, retirement or other termination of employment.

Option Awards and Stock Appreciation Rights are Not Available for Grant

Under the 2017 Plan, stock options and stock appreciation rights are not authorized and cannot be granted.

Performance Goals

The 2017 Plan permits the Compensation Committee to establish performance goals related to any award. In addition, the Compensation Committee may specify that an award or a portion of an award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code would be based on one or more performance goals (described below) selected by the Compensation Committee and specified at the time of grant. Unless otherwise determined by the Compensation Committee, awards to covered employees will be designed to comply with the performance-based exception from the deductibility limitations as set forth in Code Section 162(m). A performance goal may be set in any manner by the Compensation Committee, including basing achievement on an absolute or relative basis in relation to peer groups or indexes. The Compensation Committee would certify the extent to which any qualifying performance criteria have been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any award intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

For purposes of the 2017 Plan, the term “performance goal” means any one or more performance-based goals that relate to the company’s: (1) cash flow or free cash flow; (2) cash flow from operations; (3) total or consolidated earnings; (4) earnings per share, diluted or basic; (5) earnings per share from continuing operations, diluted or basic; (6) earnings before interest and taxes; (7) earnings before interest, taxes, depreciation, and amortization; (8) net asset turnover; (9) inventory turnover; (10) capital expenditures; (11) net earnings; (12) operating earnings; (13) gross, operating, or net profit margin; (14) debt; (15) working capital; (16) return on equity; (17) return on net assets; (18) return on total assets; (19) return on capital; (20) return on investment; (21) return on sales; (22) net or gross revenue; (23) market share; (24) economic value added; (25) cost of capital; (26) change in assets; (27) debt reduction; (28) productivity; (29) delivery performance; (30) safety record; (31) stock price; (32) total shareholder return; (33) return over capital costs; (34) expenses or reduction of expenses; (35) overhead ratios; (36) expense-to-sales ratios; (37) customer satisfaction; (38) product development; (39) bookings of sales; (40) customer attrition rate or addition of new customers; or (41) accounts receivable.

The Compensation Committee may provide in any performance-based award, at the time the performance goals are established, that any evaluation of performance shall exclude or otherwise objectively adjust for any specified circumstance or event that occurs during a performance period, including by way of example, but without limitation, the following: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in then-current accounting principles; (f) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report for the applicable year; (g) acquisitions or divestitures; and (h) foreign exchange gains and losses. To the extent such inclusions or exclusions affect awards to covered employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

Amendment and Termination

Our Board of Directors or the Compensation Committee is permitted to amend the 2017 Plan to the extent that the Board or Compensation Committee deems necessary or appropriate, and either the Board or the Compensation Committee may suspend the making of grants under the 2017 Plan or terminate the 2017 Plan at any time. Neither the Board nor the Compensation Committee could amend the 2017 Plan on or after the effective date of a change in control, to the extent that the amendment might adversely affect any rights which would otherwise vest on the effective date of the change in control. Similarly, neither the Board nor the Compensation Committee could unilaterally modify, amend or cancel any award previously granted without the consent of the holder of such award or unless there is a dissolution or liquidation or a similar transaction involving the company. Without the approval of our shareholders, neither the Board nor the Compensation Committee would be permitted to amend the 2017 Plan to take any action that would be considered a repricing of any award.

Change in Control

In the event of a change in control, any surviving or acquiring corporation is required to assume any outstanding award under the 2017 Plan or substitute similar awards. If the surviving or acquiring corporation does not assume outstanding awards or substitute similar awards, then subject to the change in control occurring, all outstanding stock awards of participants whose employment with our company has not terminated would be accelerated in full before the effective time of the change in control; provided, that (a) if any issuance or forfeiture condition described in an award relates to satisfying any performance goal, and there is a target for the performance goal, such issuance or forfeiture condition would be deemed satisfied only to the extent of the target, unless the target has been exceeded before the effective time of the change in control, in which case the performance goal will be deemed to be satisfied to extent of actual performance, (b) a change in control would affect a RSU which is subject to Section 409A of the Code only if the change in control also constitutes a change in the ownership or effective control of our company or in the ownership of a substantial portion of our assets within the meaning of Section 409A.

A change in control means, generally, (a) the acquisition by any person of 30% or more of the outstanding shares of common stock, (b) the current members of our Board, or their approved successors, cease to be a majority of the Board, (c) a reorganization, merger, consolidation or sale or disposition of substantially all of our assets, unless our shareholders control the resulting company, or (d) the approval by our shareholders of a complete liquidation or dissolution of our company.

Indemnity

Members of the Compensation Committee, and persons to whom the Compensation Committee has delegated authority or responsibility as permitted by the 2017 Plan, would not be personally liable for acts or omissions in connection with their administration and implementation of the 2017 Plan. We would indemnify, defend and hold harmless any such person for liabilities incurred in connection with such person’s or the Compensation Committee’s taking or failing to take any action under the 2017 Plan, including the exercise of discretion in the administration and implementation of the 2017 Plan. However, this indemnification obligation would not apply to the extent that it is adjudged that a person otherwise entitled to indemnification failed to act in good faith and in a manner reasonably believed to be in our best interests.

Adjustments

The 2017 Plan provides that the number, kind or class of shares of common stock reserved for issuance under the 2017 Plan, the grant caps, the number, kind or class of shares of common stock granted pursuant to restricted stock or stock-settled RSU awards under the 2017 Plan and the payment due under RSUs under the 2017 Plan, shall be adjusted by the Compensation Committee in a reasonable and equitable manner to reflect any change in our capitalization.

In the event there is a change in the number or kind of outstanding shares under the 2017 Plan as a result of a change of control, other merger, consolidation or otherwise, then the administrator would determine the appropriate and equitable adjustment to be effected. The Compensation Committee may also make adjustments in the terms and conditions of the awards (including the performance goals applicable to such stock awards) in recognition of an unusual or nonrecurring events impacting the Company. If proposal 7 contained in this proxy statement is approved, and the Board elects to implement a reverse stock split, appropriate adjustments to the 2017 Plan and any awards under the 2017 Plan, will be considered.

Shareholders would not be required to approve such adjustment unless approval is required under applicable law or Nasdaq rules.

Transferability

The 2017 Plan provides that unless the Compensation Committee determines otherwise, awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution.

No Right to Company Employment

Nothing in the 2017 Plan or an award agreement would constitute a contract of employment or a right to continue to serve on the Board, and the 2017 Plan would not confer on an eligible employee or director any rights upon his or her termination of employment or service.

Deferral of Awards

In its discretion, the Compensation Committee could establish one or more programs to permit participants designated by the Compensation Committee to defer the receipt of consideration that would otherwise be issued on the vesting of restricted stock or RSUs. The Compensation Committee would be authorized to establish any election procedures, payment mechanisms or other terms, conditions, rules or procedures that it deems advisable for the administration of any such deferral program.

Compliance with Law

The 2017 Plan, the grant, issuance, vesting and settlement of awards thereunder, and our obligation to sell, issue or deliver shares under such awards, would be subject to all applicable federal, state, local and foreign laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. We would not be required to register in a participant’s name or deliver any shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body that the administrator determines to be necessary or advisable. No shares would be issued and/or transferable under any award unless a registration statement with respect to the shares underlying the award is effective and current or we determine that such registration is unnecessary.

Effective Date and Termination of the 2017 Plan

Our 2017 Plan became effective on June 21, 2017, and remains available for the grant of awards until June 21, 2027.

Federal Income Tax Treatment

The following tax discussion is a general summary as of the date of this proxy statement of the U.S. federal income tax consequences to us and participants in the 2017 Plan. The discussion is intended solely for general information and does not make specific representations to any participant. The discussion does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. A recipient’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before disposing of any shares acquired under the 2017 Plan both with respect to federal income tax consequences as well as any state, local or foreign tax consequences.

Restricted Stock and RSUs. Grantees of restricted stock or RSUs do not recognize income at the time of the grant. When the award vests or is paid, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and we will receive a corresponding deduction. However, no later than 30 days after a participant receives a restricted stock award, pursuant to Section 83(b) of the Code, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. If the participant forfeits the shares to us (e.g., upon the participant’s termination prior to vesting), the participant may not claim a deduction with respect to the income recognized as a result of the election. Dividends (if any) paid with respect to unvested restricted stock generally will be taxable as ordinary income to the participant at the time the dividends are received.

Company Deduction and Section 162(m). Historically, compensation payments in excess of $1 million to the Chief Executive Officer or the other three most highly compensated executive officers (other than the Chief Financial Officer) were subject to a limitation on deductibility by us under Section 162(m) of the Internal Revenue Code of 1986, as amended, with certain exceptions for qualified “performance-based” compensation. While the Compensation Committee has established procedures to help maximize tax deductibility under 162(m), the Compensation Committee has believed and continues to believe it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals.

Federal legislation passed on December 22, 2017 repealed Section 162(m)’s performance-based compensation exemption and the limitation on deductibility generally was expanded to include all individuals who are considered named executive officers in any year beginning after December 31, 2016. As a result, compensation paid to our named executive officers in excess of $1 million under the 2017 Plan may not be deductible for taxable years commencing after December 31, 2017, subject to limited transition relief for arrangements in place as of November 2, 2017, the scope of which is uncertain. Further, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Accordingly, we may pay compensation under the 2017 Plan in future years that does not qualify as performance-based compensation or is otherwise not deductible. Because we have available net operating losses, however, we expect the impact of any non-deductibility to be negligible.

Section 409A Compliance. The 2017 Plan is intended to comply with Section 409A of the Code (to the extent that it is subject to Section 409A), and is to be interpreted in compliance with Section 409A. Neither the company nor the Compensation Committee is required to take any action to prevent the assessment of any tax or penalty on a participant under Section 409A, and neither the company nor the Compensation Committee will have any liability to a participant for such a tax or penalty.

New Plan Benefits

The benefits that could be awarded or paid under the 2017 Plan would be determined in the discretion of the Compensation Committee. Because the Compensation Committee has not determined future awards or who might receive them, the benefits that could be awarded or paid under the 2017 Plan are not currently determinable.

Vote Required

To be approved, this Proposal 4 must receive the affirmative vote of a majority of the shares of our common stock cast at the annual meeting.

Your Board of Directors unanimously recommends that you vote FOR the Amendments to the Internap Corporation 2017 Stock Incentive Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and SEC regulations require our directors and executive officers and persons who own more than 10% of our outstanding common stock, to file reports of ownership and changes in ownership of our common stock with the SEC. Directors, executive officers and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of copies of these reports or of certifications to us that no report was required to be filed, we believe that during 2017 all of our directors and executive officers filed the required reports under Section 16(a) on a timely basis.

ADDITIONAL INFORMATION

Shareholders List

A list of shareholders entitled to vote at the annual meeting will be available for review by our shareholders at the office of Richard P. Diegnan, Corporate Secretary of Internap Corporation, located at 12120 Sunset Hills Road, Suite 330, Reston, VA 20190 during ordinary business hours for the 10-day period before the meeting.

Director and Officer Indemnification

We indemnify our directors and named executive officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to us.

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement

Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in our 2019 proxy statement and proxy card. Any such shareholder proposals must be submitted in writing to our Corporate Secretary no later than December 20, 2018.

You should address any shareholder proposals to the attention of Richard P. Diegnan, Corporate Secretary, Internap Corporation, 12120 Sunset Hills Road, Suite 330, Reston, VA 20190.

Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting

Our bylaws require that any shareholder proposal that is not submitted for inclusion in next year’s proxy statement under Rule 14a-8 under the Exchange Act, but is instead sought to be presented directly at the annual meeting, must be received by our Corporate Secretary at our executive offices in Reston, Virginia not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, except in certain circumstances. For the purposes of the 2019 annual meeting, proposals submitted must be received between February 7, 2019 and March 9, 2019. You should address all shareholder proposals to the attention of Richard P. Diegnan, Corporate Secretary, Internap Corporation, 12120 Sunset Hills Road, Suite 330, Reston, VA 20190, and include the information and comply with the requirements set forth in our bylaws.

Our bylaws set out specific requirements that the written notice of proposal must satisfy, including that the notice must set forth a brief description of the business desired to be brought at the meeting, the reasons for conducting such business at the meeting and other specified matters. In addition, our bylaws require that the written notice include information about the proposing shareholder including, among other things, the name, address, class and number of our shares that are owned beneficially and of record, any relevant agreements, arrangements or understandings between the shareholder and any affiliates or associates, and any arrangements having the effect of mitigating a decrease in our share price or affecting the voting power of the shareholder, including derivative positions.

Copies of the provisions of our bylaws applicable to shareholder nominations and proposals will be forwarded to any shareholder upon written request.

Solicitation of Proxies

We will pay the expenses of solicitation of proxies for the annual meeting. Solicitations may be made in person or by telephone, by our officers and employees or by nominees or other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by the nominees or other fiduciaries. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of our common stock.

Delivery of Documents to Shareholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of our common stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2017 Annual Report to Shareholders to multiple shareholders who share an address, unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to Internap Corporation, 12120 Sunset Hills Road, Suite 330, Reston, VA 20190, Attention: Investor Relations, (404) 302-9700. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and who wish to receive a single copy of such materials in the future should make a request directly to their broker, bank or other nominee.

Electronic Access to Proxy Statement and Annual Report

Our proxy statement for the 2018 Annual Meeting of Shareholders and the Annual Report to shareholders for the fiscal year ended December 31, 2017 are available at www.proxyvote.com.

Annex A

AMENDMENT NO. 1 TO
INTERNAP CORPORATION
2017 STOCK INCENTIVE PLAN

THIS AMENDMENT NO. 1 TO THE INTERNAP CORPORATION 2017 STOCK INCENTIVE PLAN (this “Amendment”) is made effective as of the date approved by the Company’s shareholders at the 2018 annual shareholders’ meeting.

1.	Section 3.1 is amended by adding the following at the end of the section:

“Effective upon the approval of the Company’s shareholders at the 2018 annual shareholders’ meeting, there shall be (subject to Section 11) reserved for issuance under this Plan an additional 1,000,000 shares of Stock.”

2.	Section 7.2(c) is amended by adding the following at the end of the section:

“Notwithstanding the forgoing, to the extent that a Director is leaving the Board after five (5) years of service as a Director and is age 62 or older, the Board, in its sole discretion, may elect to accelerate the vesting of any of such Director’s outstanding Stock Awards and such Stock Awards shall not be subject to a minimum vesting period nor taken into account when determining the total shares available for issuance under the 5% exception described in the above.”

3.	Section 15.15 deleted and replaced in its entirety with the following:

“15.15. Coordination with Employment Agreements and Other Agreements. If the Company enters into an employment agreement or other agreement with a Participant which expressly provides for the acceleration in vesting of an outstanding Stock Award, any such acceleration or extension shall be deemed effected pursuant to, and in accordance with, the terms of such outstanding Stock Award and this Plan even if such employment agreement or other agreement is first effective after the date the outstanding Stock Award was granted or made, provided that, any such Stock Award shall not be subject to a minimum vesting period nor taken into account when determining the total shares available for issuance under the 5% exception described Section 7.2(c) herein.”

A-1

INAP
COLO | CLOUD | NETWORK

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Savings Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Internap Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Savings Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: X

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. David B. Potts	☐	☐	☐
1b. Lance L. Weaver	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: In their discretion, the proxies are authorized to vote upon such other business as properly may come before the annual meeting and any and all adjournments thereof. This Proxy will be voted in the manner directed by the undersigned shareholder. If this Proxy is returned and no direction is provided by the undersigned shareholder, this Proxy will be voted FOR ALL NOMINEES in Proposal 1, "FOR" Proposal 2, "FOR" Proposal 3, and "FOR" Proposal 4.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000377005_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement, Shareholder Letter, and Annual Report are available at www.proxyvote.com

INTERNAP CORPORATION
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
2018 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Peter D. Aquino, Robert M. Dennerlein and Richard P. Diegnan, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of common stock of Internap Corporation (the "Company") that the undersigned is entitled to vote at the 2018 Annual Meeting of Shareholders of the Company, to be held on Thursday, June 7, 2018, at 9:00 a.m., Eastern Daylight Savings Time, at The Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, VA, 20191, and at any and all adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions listed on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted "FOR ALL NOMINEES" in Proposal 1 and "FOR" Proposals 2, 3 and 4. If any other business is presented at the annual meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting.

The undersigned may elect to withdraw this proxy card at any time prior to its use by: (i) giving written notice to the Corporate Secretary; (ii) executing and delivering to the Corporate Secretary a duly executed proxy card bearing a later date; or (iii) attending at the annual meeting and voting in person.

Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

Continued and to be signed on reverse side

0000377005_2 R1.0.1.17